                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

[X]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant
     Check the appropriate box:
     [_]  Preliminary Proxy Statement
     [_] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [_]  Definitive Additional Materials
     [_]  Soliciting Material Pursuant to ss. 240.14a-12

                                  PEMSTAR INC.
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

[LOGO] Pemstar

                                 PEMSTAR INC.
                          3535 Technology Drive N.W.
                              Rochester, MN 55901

                      ----------------------------------

                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                           TO BE HELD JULY 25, 2002

                      ----------------------------------

TO THE SHAREHOLDERS OF PEMSTAR INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pemstar Inc. ("Pemstar" or the "Company") will be held at 3535 Technology Drive N.W., Rochester, Minnesota on Thursday, July 25, 2002, at 4:00 p.m. Central Standard Time, for the purpose of considering and acting upon:

    1. The election of three Class II directors for terms expiring in 2005 and until their successors are elected;

    2. To approve the potential issuance of all shares of common stock issuable under, or as interest on, our 6 1/2% Convertible Notes and Related Warrants to the extent such issuance would require shareholder approval under the rules of The Nasdaq Stock Market;

    3. To approve the Pemstar Inc. 2002 Stock Option Plan;

    4. To amend the Pemstar Inc. 2000 Employee Stock Purchase Plan to increase the number of shares available for purchase under the Plan by 500,000 shares and to remove the eligibility requirement of being employed by Pemstar for at least 90 days;

    5. To ratify the selection of Ernst & Young LLP as the independent public accountants for the fiscal year ending March 31, 2003; and

    6. Such other business as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on June 10, 2002, are the only persons entitled to notice of and to vote at the meeting.

   Your attention is directed to the attached Proxy Statement. Whether or not you plan to be personally present at the meeting, please complete, sign, date and mail the enclosed proxy card as promptly as possible in order to save us further solicitation expense. If you later desire to revoke your proxy, you may do so at any time before it is exercised. Enclosed with the proxy card is an envelope addressed to Pemstar Inc. for which no postage is required if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Allen J. Berning
                                          Allen J. Berning
                                          Chief Executive Officer


July 1, 2002

                                 PEMSTAR INC.
                          3535 Technology Drive N.W.
                              Rochester, MN 55901

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 25, 2002


   This Proxy Statement has been prepared on behalf of the Board of Directors of Pemstar Inc. ("Pemstar" or the "Company") in connection with the solicitation of proxies for our Annual Meeting of Shareholders to be held on July 25, 2002 (the "Annual Meeting"), and at any and all adjournments of the Annual Meeting. The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement, are being paid for by the Company. In addition, we will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of our common stock on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of these shares. Officers and other regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies in person or by telephone or facsimile. This Proxy Statement and the accompanying form of proxy card will be first mailed to shareholders on or about July 1, 2002.



   Shareholders of record on June 10, 2002, are the only persons entitled to vote at the Annual Meeting. As of that date, there were 36,851,720 issued and outstanding shares of our common stock, the only outstanding voting securities of the Company. Each shareholder is entitled to one vote for each share held. There is no cumulative voting.


   Under Minnesota law, the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting is necessary to approve each item of business properly presented at the meeting of shareholders. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum.

   Shares of common stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted FOR each of the proposals in this Proxy Statement. If a shareholder abstains (or indicates a "withhold vote for" as to directors) from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of any such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

   So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

   Shareholders can vote their shares by completing the enclosed proxy card and mailing it to the Company. A shareholder may revoke a proxy at any time prior to its exercise by giving written notice of revocation to an officer of the Company or by filing a new written appointment of a proxy with an officer of the Company. Unless so revoked, properly executed proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of May 31, 2002, certain information with respect to all shareholders known to us to have been beneficial owners of more than five percent of our common stock, and information with respect to our common stock beneficially owned by our directors, our executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within sixty days of May 31, 2002 ("currently exercisable options") are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.


Name of Beneficial Owner                                           Number   Percent
------------------------                                          --------- -------

5% Shareholder:
Lehman Brothers Holdings Inc. and certain of its affiliates (1).. 4,959,903 13.484%
 399 Park Avenue
 New York, New York 10022
Kern Capital Management, LLC (2)................................. 3,831,600 10.417%
 114 West 47th Street, Suite 1926
 New York, New York 10036

Executive Officers, Directors and Nominee:
Allen J. Berning (3)............................................. 1,105,575  2.994%
Steve V. Petracca (4)............................................    67,085      *
Karl D. Shurson (5)..............................................   428,201  1.159%
Hargopal (Paul) Singh (6)........................................   411,737  1.119%
Robert D. Ahmann (7).............................................   429,085  1.162%
Thomas A. Burton (8).............................................    11,878      *
Bruce M. Jaffe (9)...............................................    11,092      *
Gregory S. Lea (10)..............................................     4,620      *
Michael Odrich (11).............................................. 4,959,903 13.484%
Linda U. Feuss (12)..............................................    18,122      *
Kenneth E. Hendrickson (13)......................................    26,000      *
All directors and executive officers as a group (12 persons) (14) 7,556,476 20.218%

--------
*   Shares represent less than 1% of total shares outstanding.

(1) Shares beneficially owned by Lehman Brothers Holdings Inc. include shares held by the following wholly owned subsidiaries and affiliates of Lehman Brothers Holdings Inc.:

                                                                 Number of
     Name                                                         Shares
     ----                                                        ---------
     LB I Group Inc. ("LB I Group")............................. 2,547,084
     Lehman Brothers Venture Capital Partners I, L.P. ("LB VCP")   366,906
     Lehman Brothers Venture Partners L.P.......................   613,158
     Lehman Brothers VC Partners L.P............................ 1,333,332
     Lehman Brothers MBG Venture Capital Partners 1998 (A) L.P..    87,807
     Lehman Brothers MBG Venture Capital Partners 1998 (B) L.P..     1,620
     Lehman Brothers MBG Venture Capital Partners 1998 (C) L.P..     9,996

    Effective March 15, 2001, LB I Group and LB VCP granted to Pemstar an irrevocable proxy to vote 2,200,000 of the shares of the common stock that they would otherwise be entitled to vote at any meeting of our shareholders, or to give consent in lieu of voting on any matter which is submitted for a vote or consent to our shareholders. The proxy and the powers granted under the proxy are not revocable by the grantors and will remain in effect until automatically terminated when the grantors and their affiliates cease to own on a collective basis 10% or more of our common stock. The proxy will also terminate with respect to any shares that are transferred by the grantors to any person that is not affiliated with the grantors. As a result of this proxy, Lehman Brothers Holdings Inc. has voting power with respect to approximately 7.5% of our common stock. Information for security ownership of Lehman Brothers Holdings Inc. and certain of its affiliates is based on Schedule 13D/A filed by Lehman Brothers Holdings Inc. and certain of its affiliates on February 14, 2002.

(2) Information for security ownership of Kern Capital Management, LLC is based on Schedule 13G filed by Kern Capital Management, LLC on June 10, 2002.

(3) The shares of common stock included in this table include 138,475 shares that can be acquired upon the exercise of currently exercisable options and 200 shares owned by Mr. Berning's spouse. Mr. Berning disclaims beneficial ownership of the 200 shares owned by his spouse.
(4) The shares of common stock included in this table include 67,085 shares that can be acquired upon the exercise of currently exercisable options.
(5) The shares of common stock included in this table include 268,700 shares held jointly by Mr. Shurson and his spouse and 158,685 shares that can be acquired upon the exercise of currently exercisable options.
(6) Includes 75,000 shares held by Mr. Singh's spouse and 17,085 shares that can be acquired upon the exercise of currently exercisable options.
(7) The shares of common stock included in this table include 158,085 shares that can be acquired upon the exercise of currently exercisable options.
(8) Includes 5,878 shares that can be acquired upon the exercise of currently exercisable options.
(9) Includes 5,292 shares that can be acquired upon the exercise of currently exercisable options.

(10) Includes 3,600 shares held by Mr. Lea's spouse and 1,020 shares that can be acquired upon the exercise of currently exercisable options.


(11) Mr. Odrich is a Managing Director of Lehman Brothers Inc. and holds other positions with certain of its affiliates and accordingly, may be deemed to have beneficial ownership of Lehman Brothers Inc.'s interest in us. Mr. Odrich disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest, if any. The address of Mr. Odrich is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022.


(12) Includes 18,122 shares that can be acquired upon the exercise of currently exercisable options.


(13) Includes 25,000 shares held jointly by Mr. Hendrickson and his spouse and 1,000 shares held by Mr. Hendrickson's spouse as custodian for their grandchildren in uniform gifts to minors accounts.


(14) See Notes (3) through (13). Includes an aggregate of 591,156 shares issuable upon the exercise of currently exercisable options held by our executive officers and directors.

                             ELECTION OF DIRECTORS


   The number of directors currently serving on our Board of Directors is nine. The directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. Thomas A. Burton is the director currently in Class II whose term expires at the Annual Meeting. Hargopal (Paul) Singh, a Class II director, resigned as a director to accomodate Pemstar's goal of increasing outside directorship on the Board of Directors. Robert R. Murphy, another Class II director, resigned as a director in connection with his planned retirement from the Company. As a result, the Nominating Committee of the Board of Directors recommended on June 4, 2002 that Michael Odrich be appointed to the position vacated by Mr. Murphy and to stand for election in Mr. Murphy's stead at the Annual Meeting. The Board of Directors accepted this recommendation by unanimous written action on June 7, 2002. The Board of Directors also appointed Kenneth E. Hendrickson to the board position vacated by Mr. Singh and nominate Mr. Hendrickson to stand for election in Mr. Singh's stead at the Annual Meeting during its special meeting held on June 19, 2002. Additionally, along with Messrs. Odrich and Hendrickson, the Board of Directors has nominated Mr. Burton for re-election to the Board at the Annual Meeting for terms expiring at the annual shareholders' meeting in 2005 or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal.)



   The Board of Directors recommends that you vote for each of the nominees named above. The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the election of the above nominees to the Board of Directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Odrich, Hendrickson and Burton. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. Each of the nominees is currently serving on the Board of Directors. Each nominee has indicated a willingness to serve, but in the unlikely event that the nominees are not candidates for election at the Annual Meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.


   Information regarding the nominees to the Board of Directors and the other incumbent directors is set forth below.


  Name                   Age Nominee or Continuing Director and Term
  ----                   --- ---------------------------------------
  Allen J. Berning...... 47  Director, with term expiring in 2003
  Steve V. Petracca..... 46  Director, with term expiring in 2003
  Gregory S. Lea........ 49  Director, with term expiring in 2003
  Karl D. Shurson....... 62  Director, with term expiring in 2004
  Robert D. Ahmann...... 46  Director, with term expiring in 2004
  Bruce M. Jaffe........ 58  Director, with term expiring in 2004
  Kenneth E. Hendrickson 61  Director and nominee, with term expiring in 2005
  Thomas A. Burton...... 67  Director and nominee, with term expiring in 2005
  Michael Odrich........ 38  Director and nominee, with term expiring in 2005


   Allen J. Berning has served as our Chief Executive Officer, director and Chairman of our Board since the founding of Pemstar in 1994. Prior to founding Pemstar, Mr. Berning was employed by IBM for fifteen years, where he held several engineering and management positions in process engineering, manufacturing, cost engineering and resource planning, including most recently as Operations Manager for IBM's Rochester Storage Systems facility. Mr. Berning received a B.S.I.E. and an M.B.A. from St. Cloud State University. He is currently serving as board member and past chair of the Greater Rochester Area University Center. In 1999, Mr. Berning received the national Ernst & Young Entrepreneur of the Year Award.


   Steve V. Petracca is currently our Executive Vice President--Business Development and has served as a director since joining Pemstar in 1999. From 1998 to 1999, Mr. Petracca served as the Executive Vice President and General Manager of Quadrus Manufacturing, a division of Bell Microproducts. From 1988 to 1997,

Mr. Petracca served as the Chief Executive Officer and President of Reply Corporation, a venture backed computer start-up company that he founded, and after acquisition of Reply Corporation by Radius Inc. in 1997, as its Senior Vice President of engineering and operations until 1998. Prior to founding Reply Corporation, Mr. Petracca worked in various positions with IBM. Mr. Petracca holds a B.A. from the University of Colorado and an M.B.A. from Nova University.

   Gregory S. Lea has served as a director of Pemstar since April 2001. From 1993 to April 2002, Mr. Lea has served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President--Business Ventures. From 1993 to 1999, Mr. Lea held two other corporate vice presidency positions at Jostens Corporation. From 1974 to 1993, Mr. Lea was employed by IBM Corporation, where he held several management and administrative positions. From 1981 to 1993, Mr. Lea was President and a member of the Board of Directors of the Ability Building Center, Inc. Mr. Lea holds a B.S. in accounting/business management from Minnesota State University, Mankato.

   Karl D. Shurson has served as our Executive Vice President--Operations and Quality since 1998 and as a director since 1994. Mr. Shurson has also served as our Corporate Manager of Human Resources since 1994 and as the site executive for our Bangkok, Thailand operations since 1998. From 1962 to 1994, Mr. Shurson was employed by IBM where he held several technical and management positions, including most recently as production facility manager for storage products at IBM's Rochester, Minnesota facility.

   Robert D. Ahmann has served as our Executive Vice President--Manufacturing Systems and a director since August 1999. Mr. Ahmann has worked for us in various capacities since 1994. From 1977 to 1994, Mr. Ahmann was employed by IBM where he held several engineering and management positions, including most recently as manager of test and process engineering for storage products. Mr. Ahmann holds a B.S.E.E. from North Dakota State University and a M.S.E.E. from the University of Minnesota.

   Bruce M. Jaffe has served as a director of Pemstar since 2000. Mr. Jaffe, currently a private investor, was Senior Vice President and Chief Financial Officer of Bell Microproducts Inc., a distributor of storage and computer products from 1997 to 1999. From 1967 to 1996, Mr. Jaffe was employed by Bell Industries Inc., a distributor of electronic components, where he held several management positions, most recently as President, Chief Operating Officer and a member of the Board of Directors. From 1965 to 1967, Mr. Jaffe was employed as an accountant by Price Waterhouse. Mr. Jaffe holds a B.S. in Business from the University of Southern California and is a certified public accountant. Mr. Jaffe currently serves on the Board of Directors of Metron Technology, a supplier of equipment, materials and outsourcing services to the semi-conductor industry and the Board of Advisors for the University of Southern California School of Business.




   Kenneth Hendrickson has served as a director of Pemstar since June 2002. He was the Chairman and Chief Executive Officer of Ancor Communications, Incorporated from August 1997 until Ancor was acquired by QLogic Corporation on August 1, 2000. He served as a consultant of QLogic from August 1, 2000 until August 1, 2001. Ancor and QLogic design and produce products for storage area networks. Mr. Hendrickson has served in executive positions for Western Digital Corporation, Archive Corporation, Control Data Corporation, and IBM Corporation where he served more than 18 years in a variety of general management, development and manufacturing positions. He is currently a member of the Board of Directors at QLogic Corporation.





   Thomas A. Burton has served as a director since 1994. Mr. Burton has been an independent consultant since 1998. From 1992 to 1998, Mr. Burton was appointed to serve on the Minnesota Public Utilities Commission which regulates the electric gas and telephone industries in Minnesota. Prior to 1994, Mr. Burton was President and Chief Executive Officer of Waters Instruments Inc., a diversified manufacturer of medical and agricultural products and a contract manufacturer for the computing and telecommunications industries.


   Michael Odrich has served as a director of Pemstar since June 2002 and previously, from 1998 until January 2001. Since 1995, Mr. Odrich has been a Managing Director and head of the Lehman Brothers' Venture Capital Fund. Prior to joining Lehman Brothers Private Equity, he served as assistant to Lehman Brothers' Chairman and

Chief Executive Officer from 1993 until 1995. Mr. Odrich joined the Investment Banking Division of Lehman Brothers in 1986. He is currently a director of Active Software, Inc. and Regeneration Technologies, Inc. Mr. Odrich holds a B.A. degree from Stanford University and an M.B.A. from Columbia University.

Meetings and Committees of the Board of Directors

   During the fiscal year ended March 31, 2002, the Board of Directors held four meetings and acted six times by written action. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served. The Board of Directors has an Audit Committee, an Executive Compensation Committee and a newly formed Nominating Committee.

   The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants and our internal accounting and legal controls. The Audit Committee is composed of Messrs. Burton, Jaffe and Lea. During fiscal 2002, the Audit Committee held four meetings.


   The Executive Compensation Committee determines the compensation for our executive officers and establishes our compensation policies and practices. The Executive Compensation Committee is composed of Messrs. Burton, Jaffe, and Lea. During fiscal 2002, the Executive Compensation Committee held three meetings.


   The Nominating Committee assists the Board of Directors in filling Board vacancies by researching, interviewing and assessing available candidates and making recommendations to the Board. The Nominating Committee is composed of Messrs. Berning, Burton and Jaffe. The Nominating Committee was formed after the end of fiscal 2002, so did not meet during fiscal 2002.

Compensation of Directors


   We pay our non-employee board members $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting. We also reimburse our non-employee directors for reasonable expenses incurred in serving as a director. All of our non-employee directors are entitled to participate in our stock option plans. The number of options granted to our non-employee directors is determined by our Executive Compensation Committee on an annual basis. In fiscal 2002, our non-employee directors, Thomas A. Burton, Bruce M. Jaffe and Gregory S. Lea, were each awarded options to purchase 3,000 shares of common stock under our 2000 Stock Option Plan.


                            EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Overview


   The Executive Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and establishing overall compensation programs to ensure Pemstar's ability to attract, retain and motivate qualified executives and directors on a worldwide basis. Pemstar's executive compensation programs include base salary, short-term incentive compensation and incentive stock option awards. The Committee currently consists of three non-employee directors, all of whom are appointed by the Board of Directors. The Committee reviews and approves the base salary, short term incentive compensation and incentive stock option award programs for Pemstar's Chief Executive Officer and other executive officers. The Committee has the authority to change Pemstar's compensation programs at any time. From time to time, the Committee may hire experienced outside consultants to analyze and review Pemstar's compensation programs to confirm that the compensation programs meet the Committee's stated objectives. In fiscal 2002, the Committee engaged the services of Marsh Consulting to perform a benchmark survey of the Company's compensation programs.

   Pemstar has a "pay for performance" compensation program designed to motivate and reward executives for attaining financial and strategic objectives essential to Pemstar's success and continued growth while at the same time allowing Pemstar to attract, retain and motivate high-caliber executives. The Committee's practice is to establish annual company financial performance targets at the outset of each year, and to pay bonuses based on performance against these pre-established targets and goals. Base salaries for Pemstar's executive officers are targeted to be generally average in comparison to executive officer salaries paid by other electronics manufacturing service providers with comparable total revenues. Based on the Marsh survey, the Committee will recommend adjustments to the Company's salary and benefit structure to help it remain competitive. Through the short term incentive compensation program, Pemstar's executive officers have an opportunity to earn above average compensation as compared to other electronics manufacturing service providers with comparable total revenues. The Committee periodically reviews national and regional compensation surveys to determine and establish competitive levels of compensation.

Compensation of Executive Officers

   Pemstar's compensation program for its executive officers consists of three basic elements: base salary, short-term incentive compensation and incentive stock option awards.

   Base Salary. Base salaries for Pemstar's executive officers are determined based on company performance and internal job value. Merit increases in base salary are tied to annual performance reviews and are subject to minimum and maximum base salary levels based on comparable compensation for similar executive officer positions at other electronics manufacturing services companies with total revenues comparable to Pemstar's revenues.

   Short-Term Incentive Compensation. Short-term incentive compensation for executive officers is paid pursuant to a financial performance award program, which is based upon Pemstar's annual financial performance and, in some cases, the annual financial performance of a particular business unit. Performance targets are based on Pemstar's budget as approved annually by the Board of Directors. No short term incentive compensation payments are made unless a minimum return on invested capital is met. Executive officers are required to achieve targets based on Pemstar's net earnings and or the operating earnings of a particular business unit. The maximum compensation opportunity for executive officers under Pemstar's short term incentive compensation program may range from 3% to 25% of base salary.

   With respect to fiscal 2002, except in the case of one executive officer who was hired during fiscal 2002 and whose terms of employment include a guaranteed bonus if certain objectives were achieved, the Committee did not pay any short term incentive compensation to executive officers because Pemstar did not achieve its target earnings objectives.

   Incentive Stock Option Awards. Incentive stock options are granted to executive officers under Pemstar's stock option plans (the "Plans"). The purpose of the Plans is to attract, retain and motivate executives capable of assuring Pemstar's future success by affording them an opportunity to acquire an ownership interest in Pemstar and to align executive officer compensation directly with the creation of shareholder value.


   When making option grant determinations, the Committee considers the recommendations of the Chief Executive Officer and the Option Committee, an individual's performance, business unit performance and Pemstar's overall performance. When determining the size of an option grant, the Committee takes into account a number of factors, including individual performance and leadership and the number of options already outstanding or previously granted.

   The Committee's policy is to review each individual's performance and option position on an annual basis. All of Pemstar's outstanding stock options were granted at an exercise price equal to the fair market value of Pemstar's common stock on the date of grant. Options granted under the Plan have a term of ten years and generally vest ratably over a three-year period.

   In fiscal 2002, the Committee did not award any executive officer options to purchase additional shares of common stock except in the case of one executive officer who agreed to accept a portion of her short-term incentive compensation in the form of options.

Compensation of the Chief Executive Officer

   The Chief Executive Officer's compensation is determined by the Committee in a manner similar to the compensation of the other executive officers.

   Base Salary. Each year the Committee thoroughly reviews competitive market data and compares it to the current base salary of the Chief Executive Officer. The market data is selected from compensation surveys that include data from electronics manufacturing services companies with total revenues comparable to Pemstar's total revenues. In fiscal year 2002, Mr. Berning's base salary was increased by 9.48% over his base salary paid in fiscal year 2001. In reaching its decision to increase Mr. Berning's salary, the Committee considered several factors, including (without assigning any priority among the factors) Pemstar's business growth, implementation of information technology initiatives, continued development of supply chain management and the successful completion of Pemstar's initial public offering of common stock in August 2000.

   Short Term Incentive Compensation. Mr. Berning did not receive any short term incentive compensation with respect to fiscal 2002 because Pemstar did not achieve its target earnings objectives.

   Incentive Stock Option Awards. In fiscal 2002, the Committee did not award Mr. Berning any option to purchase additional shares of Pemstar's common stock.

Section 162(m) of the Internal Revenue Code

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this tax code provision on the Company and has concluded that it is in the best interests of the Company and its shareholders to attempt to qualify the Company's incentive stock option awards as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included provisions in its Plans intended to preserve the full deductibility of certain performance-based compensation under the Code.

                                          Thomas A. Burton
                                          Bruce M. Jaffe

                                          Gregory S. Lea


                                          Members
                                          Executive Compensation Committee

                          Summary Compensation Table

   The following table sets forth the cash and noncash compensation awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers for the fiscal years ended March 31, 2002, March 31, 2001 and March 31, 2000.


                                                              Annual       Long-Term
                                                         Compensation (1) Compensation
                                                         ---------------- ------------
                                                                           Securities
                                                                           Underlying   All Other
                                                          Salary   Bonus  Options/SARs Compensation
            Name and Principal Position             Year   ($)      ($)       (#)         ($)(2)
            ---------------------------             ---- -------- ------- ------------ ------------
            Allen J. Berning....................... 2002 $219,806      --         0       $4,256
               Chairman of the Board and            2001 $200,769      --    42,500       $3,825
               Chief Executive Officer              2000 $156,346      --   216,000       $4,656

            Steve V. Petracca...................... 2002 $240,419      --         0       $4,789
               Executive Vice President--           2001 $227,885      --    25,500       $5,037
               Business Development                 2000 $182,948      --   210,000       $5,192

            Hargopal (Paul) Singh.................. 2002 $194,528      --         0       $1,541
               Executive Vice President--           2001 $165,769      --    25,500       $2,403
               International Operations             2000 $126,154      --   135,000       $2,360

            Robert D. Ahmann....................... 2002 $157,308      --         0       $1,576
               Executive Vice President--           2001 $147,884      --    25,500       $1,539
               Precision Process and Test Equipment 2000 $116,559      --   135,000       $1,169

            Linda U. Feuss (3)..................... 2002 $137,063 $30,000    36,272(4)    $  872
               Executive Vice President--General Counsel
               and Corporate Secretary

--------
(1) With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named officer.

(2) The reported compensation includes our discretionary matching contributions (excluding employee earnings reduction contributions) under our 401(k) plan.

(3) Ms. Feuss joined Pemstar in April of 2001.
(4) 27,500 of which was granted pursuant to Pemstar's option plan and 8,772 of which was granted in lieu of a portion of Ms. Feuss' short-term incentive compensation.

Options


   The following table sets forth information regarding grants of stock options to each of the executive officers named in the Summary Compensation Table during fiscal 2002. The percentage of total options set forth below is based on an aggregate of 704,640 options granted to employees during fiscal 2002. All options were granted with an exercise price equal to the average of the daily high and low trading prices of Pemstar's common stock on the Nasdaq National Market on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission based on the fair market value of the stock at the time of option grant, and do not represent our estimate or projection of the future stock price.


               Option Grants in Fiscal Year Ended March 31, 2002

                                                                   Potential Realizable
                                                                   Value at Assumed
                                                                   Annual Rate Of
                                                                     Stock Price
                                                                   Appreciation For
                                   Individual Grants                 Option Term
                      -------------------------------------------- --------------------
                       Number of   % of Total
                       Shares of     Option
                      Common Stock Granted to
                       Underlying  Employees  Exercise
                        Options      in FY    Price Per Expiration
        Name          Granted (1)   2002 (%)  Share ($)    Date     5%($)     10%($)
        ----          ------------ ---------- --------- ----------  -------    -------
Allen J. Berning.....         0         0          --          --        0          0
Steve V. Petracca....         0         0          --          --        0          0
Hargopal (Paul) Singh         0         0          --          --        0          0
Robert D. Ahmann.....         0         0          --          --        0          0
Linda U. Feuss.......    27,500       3.9%      $8.72    4/2/2011  150,809    382,179

--------
(1) Options vest in three equal annual installments commencing on the first anniversary of their grant date.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The table below sets forth the number of shares of common stock acquired upon the exercise of options in the fiscal year ended March 31, 2002 and the value and the number of shares of common stock subject to exercisable and unexercisable options held as of March 31, 2002, by each of the executive officers named in the Summary Compensation Table.

  Aggregate Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values


                                                 Number of Shares      Value of Unexercised In-
                                              Underlying Unexercised       the-Money Options
                                                Options at Year-End         at Year-End (2)
                                             ------------------------- -------------------------
                       Number
                      of Shares    Value
        Name          Acquired  Realized (1) Exercisable Unexercisable Exercisable Unexercisable
        ----          --------- ------------ ----------- ------------- ----------- -------------
Allen J. Berning.....        0            0    124,450      28,050      $584,100           --
Steve V. Petracca....  285,000   $4,403,600     58,670      16,830      $265,500           --
Hargopal (Paul) Singh        0            0      8,670      16,830            --           --
Robert D. Ahmann.....        0            0    149,670      16,830      $748,710           --
Linda U. Feuss.......        0            0          0      27,500      $      0      $43,725

--------
(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of one share of Pemstar common stock on the day such options were exercised, which is equal to the average of the daily high and low trading prices for our common stock on such dates, multiplied by the number of shares exercised.

(2) Based on an estimated fair market value of $10.31, which is equal to the average of the daily high and low trading prices for our common stock on March 28, 2002.

Employment Contracts for Executive Officers

   We currently do not have employment agreements with any of our executive officers, although the terms of our change of control agreements with each executive officer impose limitations on our ability to terminate an executive officer. See "Executive Compensation--Change in Control Arrangements."

Pension and Retirement Plans


   In 1995, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day of the first month after they become employed by us, at which point we classify them as participants. Employees may elect to reduce their current compensation by not less than 1% nor more than 15% of eligible compensation or the statutorily prescribed annual limit, currently $10,500, and have this reduction contributed to the 401(k) plan. Our Board of Directors may change the minimum and maximum contribution levels, subject to the statutorily prescribed limit. The 401(k) plan permits, but does not require, us to make discretionary matching contributions and discretionary profit sharing contributions to the 401(k) plan on behalf of eligible participants. In 1997, our Board of Directors approved a discretionary matching contribution of 3% of an employee's contributions to the plan. All contributions made by and on behalf of participants are subject to a maximum contribution limitation currently equal to the lesser of 25% of their compensation or $30,000 per year. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan and income earned on plan contributions are generally not taxable to the participants until withdrawn, and contributions by us, if any, are generally deductible by us when made. In fiscal 2002, we made $ 1,366,304.68 in matching contributions to the plan on behalf of participants.


Change in Control Arrangements

   We have entered into change in control arrangements with each of our executive officers. These agreements are designed to diminish the distractions that could be caused by personal uncertainties and risks associated with changes in control and other significant business combinations involving our company by providing these individuals with assurances regarding their compensation and benefits expectation under such circumstances.

   Under these agreements, we agree not to terminate any of these individuals during the six month period prior to a "change in control" involving our company and for the two year period following any change in control. If, during the applicable period, we terminate any individual other than for "cause" or "disability" or the individual terminates his employment for "good reason," the individual is entitled to receive a severance payment from us in the amount of 220% of the individual's annual base salary in effect at the time of termination or immediately prior to the change in control, whichever is earlier. We may pay the severance payment in one lump sum or in twenty-four consecutive monthly installments. Additionally, upon a change of control, certain executive officers who purchased shares of common stock by delivery of a promissory note will have the right to have such note and the related security agreements amended so that repayment of the note will be secured only by the existing pledge of the shares of common stock purchased with such note and the officers will be released from full recourse on the note.

Equity Compensation Plan Information

   The Company maintains the 1994 Stock Option Plan (the "1994 Plan"), the 1995 Stock Option Plan (the "1995 Plan"), the 1997 Stock Option Plan (the "1997 Plan"), the 1999 Amended and Restated Stock Option Plan (the "1999 Plan"), the 2000 Stock Option Plan (the "2000 Plan") and the 2000 Employee Stock Purchase Plan

(the "ESPP"), pursuant to which it may grant equity awards to eligible persons. The 1994 Plan, the 1995 Plan, the 1997 Plan, the 1999 plan, the 2000 Plan, and the ESPP have all been approved by the shareholders of the Company.

   The following table gives information about equity awards under the Company's 1994 Plan, the 1995 Plan, the 1997 Plan, the 1999 plan, the 2000 Plan, and the ESPP as of March 31, 2002. The table does not include information about the proposed 2002 Stock Option Plan:

                                                                                        (c) Number of securities
                                                                                        remaining available for
                                          (a) Number of securities                       future issuance under
                                             to be issued upon     (b) Weighted-average   equity compensation
                                          exercise of outstanding   exercise price of       plans (excluding
                                           options, warrants and   outstanding options, securities reflected in
              Plan category                        rights          warrants and rights        column (a))
              -------------               ------------------------ -------------------- ------------------------
Equity Compensation plans approved by
  security holders.......................        3,188,790(1)            $7.10927               579,373(2)

Equity compensation plans not approved by
  security holders.......................             None                     --                   None
                                                 ---------               --------               --------
Total....................................        3,188,790               $7.10927               $579,373

--------
(1) 49,300 to be issued under the 1994 Plan; 103,500 to be issued under the 1995 Plan; 401,414 to be issued under the 1997 Plan; 1,377,006 to be issued under the 1999 Plan; and 1,257,570 to be issued under the 2000 Plan.
(2) 0 remaining under the 1994 Plan; 0 remaining under the 1995 Plan; 0 remaining under the 1997 Plan; 65,400 remaining under the 1999 Plan; 185,189 remaining under the 2000 Plan; and 328,784 remaining under the ESPP.

                         COMPARATIVE STOCK PERFORMANCE

   The graph below compares the cumulative total shareholder return on Pemstar's common stock with the cumulative total return on the Nasdaq National Market (U.S. Companies) Index and an index of a group of peer companies selected by Pemstar for the twenty month period beginning August 8, 2000 (the date Pemstar's common stock commenced trading) and ending March 31, 2002, (assuming in each case an investment of $100 on August 8, 2000 and reinvestment of all dividends when paid). In addition to Pemstar, the companies included in the peer group are ACT Manufacturing, Inc., Benchmark Electronics, Inc., Manufacturers' Services Limited, Plexus Corp., SMTC Corporation and Viasystems Group, Inc., each of which, like Pemstar, is a publicly-traded, mid-size provider of advanced electronics manufacturing services. In calculating the cumulative total shareholder return of the peer group, the shareholder returns of the peer group companies are weighted according to the stock market capitalization of the companies.





                                    [CHART]

COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
AMONG PEMSTAR, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

       PEMSTAR,   NASDAQ STOCK    PEER
       INC.       MARKET (U.S)    GROUP

8/8/00   $100        $100         $100
3/01     $82.95      $47.58       $35.37
3/02     $87.27      $47.91       $29.57


* 100 Invested on 8/8/00 in stock or index-- including reinvestment of dividends.
Fiscal year ending March 31.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Executive officers, directors and greater than ten percent beneficial owners are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.


   Based upon a review of the forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended March 31, 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Peter Hermann, who became an executive officer of the Company in fiscal 2002, failed to file Form 3 on a timely basis.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Executive Officers


   In connection with the purchase of shares of common stock and exercise of options in fiscal 2000, we accepted as payment from executive officers certain notes bearing interest at 6.5% per annum and maturing on March 31, 2002. These notes are full recourse promissory notes and are secured by a security interest in the shares purchased or issued upon exercise of the options. As of March 31, 2002, the executive officers listed below had outstanding notes in the following amounts, which represents the original principal balance and the largest amounts outstanding during our last fiscal year:


                                 2 year Notes

                                                Principal
                     Name                        Amount
                     ----                      -----------
                     Allen J. Berning (1)..... $200,000.00
                     William J. Kullback (2).. $362,874.63
                     Hargopal (Paul) Singh (3) $425,334.38

--------
(1) Note matures December 20, 2002.
(2) Note for the principal amount of $107,674 matures November 29, 2003 and note for the principal amount of $255,200.63 matures March 14, 2005.
(3) Note matures March 31, 2005.


   In addition, during fiscal 2002 Steve V. Petracca had a similar note in the principal amount of $ 450,000. Mr. Petracca repaid his note in full in June 2001. Prior to March 31, 2002, the term of the note for Mr. Singh and the term of the note in the amount of $255,200.63 for Mr. Kullback was extended as noted and the interest rate on those notes was adjusted to 2.72%. On November 29, 2001, William J. Kullback executed a promissory note in the face amount of $107,674 in connection with Mr. Kullback's exercise of an option to purchase 16,334 shares of common stock. This note bears interest at 2.71% per annum and matures on November 29, 2003. This note is a full recourse promissory note and is secured by a security interest in the shares purchased or issued upon exercise of the options. Allen J. Berning repaid his note in the amount of $375,000 in June 2001. In addition, on December 20, 2000, Allen J. Berning executed a promissory note in the face amount of $200,000 in connection with Mr. Berning's exercise of an option to purchase 40,000 shares of common stock. This note bears interest at 6.01% per annum and matures on December 20, 2002. This note is also a full recourse promissory note and is secured by a security interest in the shares purchased or issued upon exercise of the options.

   PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE OF ALL SHARES OF COMMON STOCK ISSUABLE UNDER, OR AS INTEREST ON, OUR 61/2% CONVERTIBLE NOTES AND RELATED
 WARRANTS TO THE EXTENT SUCH ISSUANCE WOULD REQUIRE SHAREHOLDER APPROVAL UNDER
                     THE RULES OF THE NASDAQ STOCK MARKET


   On May 3, 2002, we entered into a Securities Purchase Agreement with Smithfield Fiduciary LLC and Citadel Equity Fund Ltd. (together, the "Purchasers"). Pursuant to the Securities Purchase Agreement, we agreed to issue and sell to the Purchasers, in a private placement, up to $50 million principal amount of 61/2% convertible senior subordinated notes due May 1, 2007 (the "Notes") together with related seven-year warrants (the "Warrants") to purchase shares of our common stock. The Warrants will be exercisable for a number of shares of common stock equal to (a) 30% of the aggregate principal amount of the related Notes divided by (b) the greater of Market Price (as calculated below) or the applicable pricing condition floor, if any, with an exercise price equal to the conversion price of the related Notes. In addition, we entered into a letter agreement on May 8, 2002 with the Purchasers pursuant to which we agreed to issue to the Purchasers seven-year warrants to purchase an aggregate of 1,000,000 shares of our common stock, with an exercise price of $2.00.



   Under the provisions of the Securities Purchase Agreement, we may not issue Notes and related Warrants to the extent such Notes are convertible into and such related Warrants are exercisable for an aggregate number of shares of common stock that would equal or exceed 20% of the Company's outstanding shares of common stock as of the date of the transaction. Further, under the provisions of the Notes and related Warrants we are not obligated to issue, upon conversion or exercise thereof, an aggregate number of shares of common stock which equals or exceeds 20% of our outstanding shares of common stock as of the date of the transaction. These limitations (the "Issuance Limitations") ensure that the Company complies with the shareholder approval requirements of The Nasdaq Stock Market. These provisions will prevent us from issuing and selling all of the Notes and related Warrants and from realizing certain other benefits under the Securities Purchase Agreement unless the issuance is authorized by you. We have agreed with the Purchasers to solicit your authorization to issue the shares of common stock upon conversion of, and as interest on, the Notes and upon exercise of the related Warrants issuable under the Securities Purchase Agreement and warrants issued pursuant to the May 8, 2002 letter agreement in excess of the number of shares of common stock we may issue under the rules of The Nasdaq Stock Market without such approval.


Summary of the Transaction

   The following summary highlights certain material terms of the private placement transaction between the Company and the Purchasers. Because this is a summary, it does not contain all of the information that is included in the transaction documents and, consequently, is qualified in its entirety by the Securities Purchase Agreement, the registration rights agreements, the forms of Notes, the forms of warrants and the May 8, 2002 and May 10, 2002 letter agreements, all of which are attached as exhibits to our current reports on form 8-K filed on May 6 and May 13, 2002.

   The sale of $5 million principal amount of Notes (the "Series A-1 Notes") and related Warrants exercisable for approximately 788,312 shares of common stock occurred on May 10, 2002. The applicable conversion price for the Series A-1 Notes and the exercise price for their related Warrants is $2.28. In addition, on May 10, 2002 we issued the seven-year warrants issuable pursuant to the May 8, 2002 letter agreement.

   We will issue and sell to the Purchasers up to an additional $35 million principal amount of Notes and related Warrants in installments of up to $10 million principal amount of Notes, provided that the obligation of the Purchasers to purchase each installment of Notes is subject to a minimum Market Price (as calculated by determining the arithmetic average of the daily volume weighted average prices of the common stock during a ten trading day period (an "Averaging Period") ending three trading days prior to such issuance, excluding transfers of 20,000 shares or more pursuant to individual transactions) of the common stock of $5.84 or $6.25, depending upon the installment of Notes. We are not obligated to issue the Notes and related Warrants in these installments to the extent such issuance would violate the Issuance Limitations without prior shareholder approval.

   In the event that the minimum Market Price for any installment of Notes is not met, the Purchasers may elect to purchase all or part of the applicable installment with a conversion price equal to the minimum conversion price (as described below). To the extent that the entire principal amount of any installment of Notes is not purchased, such remaining principal amount may be purchased at the conclusion of the next Averaging Period (as defined above). No subsequent installment of Notes together with the related Warrants will be issued and sold until the entire principal amount of the prior installment of Notes together with the related warrants has been issued and sold. No installments of Notes (other than the additional Notes described below) will be sold after December 10, 2002.

   During a five trading day period commencing upon the earlier to occur of the sale of an aggregate of $40 million in principal amount of Notes or December 11, 2002 and ending upon the later of December 18, 2002 and the date which is five (5) trading days after delivery of notice to the Purchasers regarding the remaining principal amount of Notes that may be purchased, the Purchasers have the option to purchase up to $10 million principal amount of Notes with a fixed conversion price of $9.00 and related Warrants with an exercise price of $9.00. We may not issue the Notes and related Warrants to the extent such issuance would violate the Issuance Limitations without prior shareholder approval.

Registration Rights Agreements

   We are required by registration rights agreements entered into with the Purchasers to file registration statements with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon conversion of the Notes, payment of interest upon the Notes and exercise of the Warrants (including the warrants issued pursuant to the May 8, 2002 letter agreement). In the event the registration statements are not filed or do not become (and remain) effective within certain specified time periods, we will be required to pay to the Purchasers certain penalty payments.

Use of Proceeds

   We intend to use the proceeds from the sale of the Notes for general corporate purposes, including growth initiatives, capital expenditures and potential acquisitions. As of June 10, 2002, we have used the $5,000,000 from the issuance and sale of the Series A-1 Notes and related warrants for working capital.

Summary of the Material Terms of the Notes and the Warrants

Conversion Price and Exercise Price

   The conversion price for the Series A-1 Notes and the exercise price for the related Warrants is $2.28. With respect to the additional $35 million principal amount of Notes and related Warrants that we may sell and issue in installments of up to $10 million principal amount of Notes, the conversion price for such installments and the exercise price for the related Warrants is 120% of the applicable Market Price for each installment of Notes. The Market Price for each such installment is the arithmetic average of the daily volume weighted average prices of the common stock during an Averaging Period ending three trading days prior to such issuance. Transfers of 20,000 shares or more pursuant to individual transactions will not be included in determining the volume weighted average price. The Averaging Period for each installment commences on the fourth trading day following the tenth trading day of each prior Averaging Period. With respect to the additional $10 million principal amount of Notes and related Warrants that Purchasers have an option to purchase, such Notes will have a fixed conversion price of $9.00 with related Warrants having an exercise price of $9.00.

Interest on the Notes


   The Notes bear interest at a rate of 61/2% per annum, which is payable quarterly in arrears and is payable in cash or shares of our common stock at our option. In the event that we wish to pay interest in shares of common stock (the "Interest Shares"), certain conditions must be satisfied, including without limitation, that advance notice of our intent to pay in Interest Shares must be given, a registration statement covering the resale of the Interest Shares must be in effect and we must have received your approval to issue the Interest Shares. The number of Interest Shares to be issued will be determined by dividing the amount of interest due and payable on the applicable interest payment date by 95% of the arithmetic average of the daily volume weighted average price of the common stock (excluding transfers of 20,000 shares or more pursuant to individual transactions) over a five trading day period ending on the second trading day immediately preceding the applicable payment date.


Adjustments to the Notes and the Warrants

   The Notes and the Warrants include provisions for adjustment of the conversion or exercise price, as the case may be, and the number of shares issuable upon a conversion or exercise in the event of stock splits, stock dividends, reverse stock splits, and issuances by us of shares of our capital stock at prices below the conversion price of the Notes or the exercise price of the Warrants, as the case may be.

Redemption, Repurchase Rights and Triggering Events

   At any time after November 1, 2003 and prior to May 1, 2005, we may redeem all or a portion of all outstanding Notes, on at least 20 but not more than 65 trading days' notice at a redemption price of par plus accrued and unpaid interest and a payment equal to the amount of interest which would accrue if the Notes were outstanding until May 1, 2005 if, among other things: (i) a registration statement covering resales of the common stock issuable upon conversion of the Notes and exercise of the Warrants is effective and available for use for the 30 days prior to date of notice of the provisional redemption date and through the provisional redemption date and (ii) the daily volume weighted average price of the common stock equals or exceeds 200% of the applicable Conversion Price as of the issuance date of the applicable Notes (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions) for at least 20 trading days in any consecutive 30 day trading period ending on the trading day prior to the date of delivery of notice of the provisional redemption. After May 1, 2005, we may redeem all outstanding Notes, on at least 20 but not more than 65 trading days' notice at a redemption price of par plus accrued and unpaid interest.

   The Purchasers have the right to cause us to redeem any or all of the outstanding Notes in cash at a redemption price of par plus accrued and unpaid interest during the ten trading day period following each of July 1, 2004 and May 1, 2006.

   The following events constitute a "triggering event," which provide the Purchasers the right to cause us to redeem the Notes at a redemption price equal to the greater of (i) 120% of principal plus unpaid interest and (ii) the conversion rate multiplied by the closing sale price of our common stock on the date immediately preceding the triggering event:

    . the failure of the applicable registration statement to be declared effective by the SEC within a certain time period or the effectiveness of the applicable registration statement lapsing or being unavailable to any holder of Notes in accordance with the terms of the applicable registration rights agreement for a period of 10 consecutive business days or for more than an aggregate of 20 business days in any 365-day period (other than as permitted in the applicable registration rights agreement);

    . the suspension from trading or failure of our common stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. for a certain period of time;

    . our failure to cure a Conversion Failure (as defined in the Notes) or our provision of notice of our intention not to comply with a request for conversion of any Notes;

    . at any time following the tenth consecutive business day that a holder's applicable portion of the shares of common stock reserved for conversion of the Notes is less than the number of shares of common stock that the holder would be entitled to receive upon full conversion of the Note;

    . upon our receipt of a conversion notice, we are not obligated to issue shares of common stock because the issuance would cause us to issue a number of shares of common stock equal to or in excess of The Nasdaq Stock Market's limitations on the issuance of shares of common stock without shareholder approval;

    . our failure to pay any amount of principal, interest, late charges or other amounts (subject to certain exceptions);

    . we breach any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the registration rights agreements, any of our Notes or any other agreement, document, certificate or other instrument delivered in connection with the transactions (except to the extent that the breach would not have a material adverse effect and, in the case of a breach of a covenant or other term or condition which is curable, only if the breach continues for a period of at least 15 consecutive business days; or

    . we breach or fail to comply with the subordination provisions contained in the Notes.

   The following events constitute a "triggering event," which provide the Purchasers the right to cause us to redeem the Notes at a redemption price equal to the greater of (i) 100% of principal plus unpaid interest and (ii) the conversion rate multiplied by the closing sale price of our common stock on the date immediately preceding the triggering event:

    . any default or defaults by us (A) in the payment of any principal of, or interest or any other amount on or with respect to, any indebtedness, the principal amount of which, individually or in the aggregate, exceeds $5,000,000, when due (after giving effect to any applicable grace periods) or (B) on any indebtedness, the principal amount of which, individually or in the aggregate, exceeds $5,000,000, which results in such indebtedness accelerating;

    . certain events occur that are associated with bankruptcy or debtor relief; and

    . a final judgment or judgments for the payment of money aggregating in excess of $2,500,000 are rendered against use (or our subsidiaries), subject to certain exceptions and exclusions.

   Upon our change of control, the Purchasers may require us to redeem any or all of the outstanding Notes in cash at the applicable redemption price described below. Each of the following events constitute a change of control:

    . our consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) with or into another person (other than (A) a consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) in which holders of our voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities or (B) pursuant to a migratory merger effected solely for the purpose of changing our jurisdiction of incorporation;

    .  the sale or transfer of all or substantially all of our assets; or

    . a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of our common stock.

The applicable redemption price is 116% of the principal amount plus accrued and unpaid interest for the period until May 1, 2003, 112% of the principal amount plus accrued and unpaid interest from May 1, 2003 to April 30,

2004, 108% of the principal amount plus accrued and unpaid interest from May 1, 2004 to April 30, 2005, 106% of the principal amount plus accrued and unpaid interest from May 1, 2005 to April 30, 2006, and 104% of the principal amount plus accrued and unpaid interest from May 1, 2006 until maturity.

Restrictions on Conversion and Exercise

   The Company shall not effect any conversion of the Notes, exercise of the related Warrants or exercise of the warrants issued pursuant to the May 8 letter agreement, and the holder of such securities shall not have the right to convert or exercise such securities, to the extent that after giving effect to the conversion and exercise, a holder of the shares of common stock (together with the holder's affiliates) would beneficially own in excess of 5.0% of our common stock outstanding immediately after giving effect to the conversion or exercise (the "Beneficial Owner Limitation").

Subordination and Certain Restrictions

   The Notes are subject to certain subordination provisions. So long as Notes are outstanding, certain cash payments owed pursuant to the Notes (including principal and interest on the Notes), related Warrants and certain other agreements relating to the transaction (i) shall be subordinate to Senior Indebtedness (as defined below) under the terms of the Notes and shall be subordinate to Permitted Secured Indebtedness (as defined below) (other than Senior Indebtedness) in any insolvency, bankruptcy or similar proceeding, (ii) shall rank pari passu with and shall not be subordinated to any unsecured indebtedness outstanding as of May 3, 2002, excluding replacements, amendments or modifications thereto (the "Pari Passu Indebtedness"), and (iii) shall be senior to all other indebtedness other than the Permitted Secured Indebtedness and the Pari Passu Indebtedness. "Senior Indebtedness" means all of our secured indebtedness, liabilities and obligations to IBM Credit Corporation or U.S. Bank National Association whether now existing or hereafter arising under our amended and restated revolving credit agreement, as amended, with IBM Credit Corporation and our amended and restated loan and security agreement, as amended, with U.S. Bank National Association. "Permitted Secured Indebtedness" means (i) the Senior Indebtedness, (ii) any indebtedness incurred in the ordinary course of business secured by a purchase money security interest,
(iii) any capitalized lease obligations incurred in the ordinary course of business and (iv) the secured indebtedness of the Company which is set forth on
Schedule 3(r) of the Securities Purchase Agreement.

   So long as Notes are outstanding, we and our subsidiaries (A) may not, directly or indirectly, prepay or retire any indebtedness (other than the Permitted Secured Indebtedness and the indebtedness evidenced by the Notes) prior to its scheduled payment dates or maturity date, and (B) may not issue or incur (1) any secured indebtedness (other than the Permitted Secured Indebtedness) or (2) any other indebtedness other than indebtedness subordinate to the Notes on terms and conditions reasonably acceptable to the holders of the Notes.

   Until all of the Notes have been converted, redeemed or otherwise satisfied, we cannot, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, our capital stock without the prior consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

Amendment to the Notes and the Warrants

   The affirmative vote or written consent of holders representing a majority of the aggregate outstanding principal amount of Notes is required for any change or amendment to the Notes. If any holder of Senior Indebtedness makes any change to or adds any event of default or any covenant with respect to the Senior Indebtedness, a corresponding change or addition shall automatically be made to the Notes; provided that no change or addition shall be made if the result would be to make our obligations under the Notes less restrictive than those in effect immediately prior to such change or addition. The written consent of the holders of Warrants representing a majority of the shares of common stock issuable upon exercise of the Warrants then outstanding is required to amend the Warrants or permit us to take any action otherwise prohibited (or omit to perform any action required) by the Warrants; provided that no such action may increase the exercise price of any Warrant or decrease the number of shares or class of stock issuable upon exercise of any Warrant without the written consent of the holder of the applicable Warrant. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding

Outstanding Amounts


   As of June 10, 2002, we have issued an aggregate of $5,000,000 principal amount of Series A-1 Notes, related Warrants exercisable for an aggregate of approximately 788,312 shares of common stock and warrants exercisable for an aggregate of 1,000,000 shares of common stock. Upon conversion of the Series A-1 Notes currently outstanding, exercise of their related Warrants and exercise of the warrants issued pursuant to the May 8, 2002 letter agreement and assuming no anti-dilution adjustments are made, the Company is currently obligated to issue approximately 3,978,067 shares of Common Stock. Assuming that the Purchaser purchased all $50,000,000 principal amount of the Notes and related Warrants pursuant to the Securities Purchase Agreement, the shareholders of the Company approve the potential issuance of all securities under the terms of the Securities Purchase Agreement, no anti-dilution adjustments are made, the Notes and related Warrants are issued at their respective minimum conversion prices and we do not elect to pay any interest with Interest Shares, upon conversion of all such Notes, the exercise of all such related Warrants and the exercise of the warrants issued pursuant to the May 8, 2002 letter agreement, the Company would be obligated to issue 12,406,321 shares of Common Stock, provided, however, that this obligation to issue shares of Common Stock will be limited to the extent it would exceed, at any given time, the Beneficial Owner Limitation. As of June 10, 2002, we had 36,851,720 shares of common stock outstanding.


   The affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the meeting and entitled to vote on this matter is necessary for approval of the transaction. Proxies will be voted in favor of such proposal unless otherwise specified. The Board of Directors and management recommend that you vote for the approval of the potential issuance of all shares of common stock issuable under, or as interest on, our 61/2% Convertible Notes and related Warrants to the extent such issuance would require stockholder approval under the rules of The Nasdaq Stock Market.

          PROPOSAL TO APPROVE THE PEMSTAR INC. 2002 STOCK OPTION PLAN

   On October 25, 2001, the Board of Directors adopted the Pemstar Inc. 2002 Stock Option Plan (the "Option Plan"), subject to shareholder approval. The Option Plan provides for the grant of stock options to employees, officers, consultants, independent contractors and non-employee directors providing services to the Company, as determined by the Board of Directors or by a committee of directors designated by the Board of Directors to administer the Option Plan.

Summary Of The Option Plan

   The purpose of the Option Plan is to promote the interests of the Company and its shareholders by aiding the Company in maintaining and developing personnel capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford such persons an opportunity to acquire a proprietary interest in the Company.

   The Option Plan may be administered by the Board of Directors or a committee of two or more directors designated by the Board of Directors (the "Option Committee"). The Option Committee will have full power and authority to determine when and to whom awards will be granted and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Option Plan. Subject to the provisions of the Option Plan, the Option Committee may amend or waive the terms and conditions of an outstanding award, with the consent of the optionee. The Option Committee will have full authority to interpret the Option Plan and establish, amend or rescind rules and regulations for the administration of the Option Plan.

   Any employee, officer, consultant, independent contractor or director providing services to the Company and its subsidiaries will be eligible to be selected by the Option Committee to receive awards under the Option Plan.

   The Option Plan provides for the issuance of up to 1,500,000 shares of Pemstar common stock, subject to adjustment in the event of a stock dividend, recapitalization, stock split, reorganization, merger, consolidation or other similar changes in the corporate structure or stock of the Company. If an option issued under the Option Plan expires, or for any reason is terminated or unexercised with respect to any shares of common stock, such shares shall again be available for issuance of options under the Option Plan. The shares of common stock issued under the Option Plan will be authorized but unissued shares or issued shares which have been reacquired by the Company.

   The types of awards that may be granted under the Option Plan are stock options. The Option Plan provides that any award is effective only if evidenced by written agreement containing the terms and conditions of the award. Options granted pursuant to the Option Plan will not be transferable, other than by will or by the laws of descent and distribution. During the lifetime of a participant, an award may be exercised only by the participant to whom such award is granted.

   Incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code ("Incentive Stock Options") and non-qualified options may be granted under the Option Plan. The Option Committee will determine the exercise price of any option granted under the Option Plan, but in no event will the exercise price for any Incentive Stock Option be less than 100% of the fair market value of the shares of common stock on the date of grant. The term of an Incentive Stock Option granted under the Option Plan may not extend for more than ten (10) years from the date of grant and the term of a non-qualified option granted under the Option Plan may not extend for more than fifteen (15) years from the date of grant. Stock options will be exercisable at such times as the Option Committee determines. Stock options may be exercised in whole or in part by payment in full of the exercise price in cash or, at the Option Committee's discretion, (i) by delivery of shares of common stock having a fair market value on the date of exercise equal to the exercise price or (ii) by delivery of the optionee's full recourse promissory note in the amount of the exercise price. As of June 10, 2002, the market value of our common stock, as measured by the average of the high and low trading price, is $1.795.

   Unless earlier discontinued or terminated by the Board of Directors, no awards may be granted under the Option Plan after October 25, 2011. The Option Plan permits the Board of Directors to amend, alter, suspend, discontinue or terminate the Option Plan at any time, except that no amendment to the Option Plan, without shareholder approval, shall (i) increase the maximum number of shares under the Option Plan, (ii) decrease the minimum option price, (iii) extend the maximum option term, or (iv) materially modify the eligibility requirements for participation in the Option Plan.


   As of June 17, 2002, the Option Committee had granted incentive stock options for the purchase of 428,560 shares of common stock pursuant to the Option Plan to employees of the Company. These options have a weighted average exercise price of $6.956. Of these options granted, Linda U. Feuss, our Executive Vice President--General Counsel and Corporate Secretary received options to purchase 23,772 shares of our common stock, which is more than 5% of the total number of common stock currently purchasable pursuant to options granted under the Option Plan. In addition, two other employees--Bill Lind and Gary Miller were each granted options to purchase 25,000 shares of our common stock under the Option Plan, which is more than 5% of the total number of common stock currently purchasable pursuant to options granted under the Option Plan. In the event that the Option Plan is not approved by the shareholders at the Annual Meeting, these options will remain outstanding but will become non-qualified stock options.


                           Federal Tax Consequences

   The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax for the optionee and a liability for payroll taxes may arise for both the optionee and the Company), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a non-qualified stock option. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Internal Revenue Code have been satisfied.

   The affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the meeting and entitled to vote on this matter is necessary for approval of the Pemstar Inc. 2002 Stock Option Plan. Proxies will be voted in favor of such proposal unless otherwise specified. The Board of Directors and management recommend that you vote for the approval of the Pemstar Inc. 2002 Stock Option Plan.

     PROPOSAL TO AMEND THE PEMSTAR, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN


   The Board of Directors has approved an amendment to the Pemstar Inc. Employee Stock Purchase Plan (the "ESPP"), subject to shareholder approval, pursuant to which (i) an additional 500,000 shares of Pemstar common stock would be reserved for purchase under the ESPP and (ii) the eligibility requirement of being employed by Pemstar for at least 90 days would be removed. The ESPP was initially approved by the Board of Directors on May 3, 2000 and by the shareholders of the Company on June 14, 2000. As of June 10, 2002, the market value of our common stock, as measured by the average of the high and low trading price, is $1.795.


Summary of the ESPP


   The ESPP provides for the purchase of shares of Pemstar's common stock by eligible employees of the Company and certain related corporations through payroll deductions of 3% to 10% of an employee's current compensation ("Payroll Purchase"). Participants in the ESPP may also make additional cash contributions of $50 to $1,000 each Purchase Period for the purchase of shares of Pemstar's common stock ("Aditional Purchase"). The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.



   The ESPP provides for it to be administered by a committee of two or more non-employee directors, which also interprets the ESPP. Subject to the approval of this proposal by the shareholders, employees of the Company and certain related corporations whose customary employment is at least 20 hours per week are eligible to participate in the ESPP. However, an employee who immediately after receiving a right to purchase shares would own, directly or indirectly, stock equal to 5% or more of the total combined voting power or value of all of the capital stock of the Company or all of its affiliates will not be eligible to participate in the ESPP. The ESPP will terminate if and when all the shares of the Company's common stock provided for in the ESPP have been sold. There was 500,000 shares of Pemstar's common stock reserved for issuance under the ESPP. Subject to the approval of this proposal by the shareholders, the Board of Directors has reserved 1,000,000 shares of Pemstar's common stock for issuance under the ESPP.



   Under the ESPP, there are thirteen four-weekly purchase periods beginning on a Saturday and ending on the Friday four weeks following (each a "Purchase Period"). On the last business day of each Purchase Period, each participant receives the right to purchase as many whole shares of Pemstar's common stock as could be purchased with the balance in that participant's stock purchase account as of that date. The purchase price for the shares purchased under the ESPP via the Payroll Purchase is 85% of the fair market value of the common stock on the last business day of the Purchase Period. The purchase price for the shares purchased under the ESPP via the Additional Purchase is the fair market value of the common stock on the last business day of the Purchase Period. No participant may purchase stock under the ESPP and under all other stock purchase plans of the Company and its affiliates at a rate exceeding $25,000 in fair market value of such stock (determined at the beginning of each Purchase Period) for each calendar year. Furthermore, no participant may purchase more than 10,000 shares of Pemstar common stock in any one Purchase Period.



   The Board of Directors may amend or discontinue the ESPP at any time. In the absence of shareholder approval, however, no amendment or discontinuation of the ESPP shall be made which (i) requires shareholder approval under any rules or regulations of the National Association of Securities Dealers, Inc., or (ii) permit the issuance of Pemstar common stock before payment in full for them.


                        Federal Income Tax Consequences

   The ESPP and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code. Payroll deductions under the ESPP will be taxable to a participant as compensation for the year in which such amounts would otherwise have been paid to the participant. No income will be taxable to a participant at the time of grant of the option or purchase of shares (except that a liability for payroll taxes may arise to both the participant and the Company). A participant may become liable for tax upon disposition of the shares acquired as summarized below.

   If the shares are sold or disposed of (including by way of gift) at least two years after the date of the beginning of the offering period (the "date of option grant") and at least one year after the date such shares are purchased (the "date of option exercise"), in this event, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option (the "option price") or (b) the excess of the fair market value of the shares at the time the option was granted over an amount equal to what the option price would have been if it had been computed as of the date of option grant, will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as capital gain. Any such capital gain would be taxed at long-term rates. If the shares are sold and the sale price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference. Under these circumstances, the Company will not be allowed a tax deduction.

   In the event that the shares are sold or disposed of (including by way of gift or by exchange in connection with the exercise of an incentive stock option) before the expiration of the holding periods described above, the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain. Even if the shares are sold for less than their fair market value on the date of option exercise, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such date of option exercise. The Company ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by the participant, but may also be required to withhold income tax upon such amount or report such amount to the Internal Revenue Service.

   The affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the meeting and entitled to vote on this matter is necessary for approval of the proposed amendment to the ESPP. Proxies will be voted in favor of such proposal unless otherwise specified. The Board of Directors and management recommend that you vote for the amendment to the ESPP.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee of the Board of Directors is responsible for overseeing management's financial reporting practices and internal controls. The Audit Committee is composed of the following non-employee directors: Bruce M. Jaffe, Chair, Thomas A. Burton and Gregory S. Lea. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the appointment of the Company's independent accountants.

   Management is responsible for Pemstar's internal controls and the financial reporting process. Pemstar's independent accountants are responsible for performing an independent audit of Pemstar's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on Pemstar's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

   In this context the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that Pemstar's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

   Pemstar's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

   Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Pemstar's annual report on Form 10-K for the fiscal year ended March 31, 2002 filed with the Securities and Exchange Commission.

                                          Thomas A. Burton
                                          Bruce M. Jaffe
                                          Gregory S. Lea

                                          Members of the Audit Committee

                           INDEPENDENT AUDITORS FEES

Audit Fees

   Audit fees billed or expected to be billed to the Company by Ernst & Young LLP for the audit of the Company's financial statements for the fiscal year ended March 31, 2002 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled $467,796.

Financial Information Systems Design and Implementation Fees

   There were no services provided by Ernst & Young LLP for the design and implementation of financial information systems during the last fiscal year.

All Other Fees

   Fees billed or expected to be billed to the Company by Ernst & Young LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled $893,032.

   The Company's Audit Committee has considered whether the provision of non-audit fees is compatible with maintaining Ernst & Young LLP's independence and has determined that such fees are compatible with maintaining Ernst & Young LLP's independence.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   Ernst & Young LLP has served as our independent auditors beginning with the fiscal year ended March 31, 2000. The Board of Directors has again appointed Ernst & Young LLP to serve as our independent auditors for the fiscal year ending March 31, 2003. While it is not required to do so, the Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Ratification of the selection will require the affirmative vote of a majority of the shares of common stock of the Company represented in person or by proxy and entitled to vote at the Annual Meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be afforded an opportunity to make a statement and will be available to respond to appropriate questions.

   The Board of Directors and management recommend that you vote for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

                            SOLICITATION OF PROXIES

   All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of the Company's common stock. Although proxies are being solicited primarily by mail, officers and regular employees of the Company, who will receive no extra compensation for their services, may solicit such proxies by telephone, telegraph, facsimile transmission or in person.

                                 OTHER MATTERS

   The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy will vote in accordance with their best judgment as to the best interests of the Company.

               SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

   Any shareholder proposals to be presented at the Company's Annual Meeting to be held in 2003 must be received at the principal executive offices of the Company, 3535 Technology Drive N.W., Rochester, MN 55901 by the close of business on February 24, 2003. In connection with any matter to be proposed by a shareholder at the 2003 Annual Meeting, but not proposed for inclusion in the Company's proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by the Company at its principal executive office by February 24, 2003.

                      DOCUMENTS INCORPORATED BY REFERENCE


   The audited financial statements for the year ended March 31, 2002 and the other financial information in our Annual Report to Shareholders is incorporated herein by this reference. Our Annual Report to Shareholders is being mailed herewith to all shareholders of record on June 10, 2002.


                                          /s/ Linda U. Feuss
                                          Linda U. Feuss
                                          Secretary


July 1, 2002

                                                                      APPENDIX A

                                  PEMSTAR INC.
                             2002 STOCK OPTION PLAN

1.   Purpose of the Plan.
     -------------------

     This Plan shall be known as the "PEMSTAR INC. 2002 Stock Option Plan" and is hereinafter referred to as the "Plan." The purpose of the Plan is to aid in maintaining and developing personnel capable of assuring the future success of PEMSTAR INC., a Minnesota corporation (the "Company"), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options as provided herein. Options granted under this Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not qualify as Incentive Stock Options.

2.   Stock Subject to the Plan.
     -------------------------

     Subject to the provisions of section 12, the shares of stock to be subject to options under the Plan shall be shares of the Company's authorized common stock. Such shares may be either authorized but unissued shares, or issued shares which have been reacquired by the Company. Subject to the adjustment as provided in section 12, the maximum number of shares on which options may be exercised under this Plan shall be One Million Five Hundred Thousand Shares (1,500,000) shares. If an option under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options thereafter granted during the term of the Plan.

3.   Administration of Plan.
     ----------------------

     (a) The Plan shall be administered by the Board of Directors of the Company or a committee of two or more directors of the Company. The members of such committee shall be appointed by and serve at the pleasure of the Board of Directors. The group administering the Plan shall be referred to herein as the "Option Committee."

     (b) The Committee shall have plenary authority in its discretion, but subject to the express provisions of this Plan, (i) to determine the purchase price of the common shares covered by each option, (ii) to determine the employees to whom and the time or times at which such options shall be granted and the number of shares to be subject to each option, (iii) to determine the terms of exercise of each option, (iv) to accelerate the time at which all or any part of an option may be exercised, (v) to amend or modify the terms of any option with the consent of the optionee, (vi) to interpret the Plan, (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, (viii) to determine the terms and provisions of each option agreement under this Plan (which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (ix) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under section 13 to amend or terminate the Plan. The Committee's determinations on the foregoing matters, unless otherwise disapproved by the Board of Directors of the Company, shall be final and conclusive.

     (c) The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination that is set forth in a written document and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The granting of an option pursuant to the Plan shall be effective only if a written agreement shall have been duly executed and delivered by and on behalf of the Company and the employee to whom such right is granted. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

4.   Eligibility.
     -----------

     Incentive Stock Options may only be granted under this Plan to any full or part- time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations (herein called "subsidiaries"). Members of the Board of Directors of the Company, consultants or independent contractors providing valuable services to the Company or one of its subsidiaries who are not also employees thereof shall be eligible to receive options which do not qualify as Incentive Stock Options. In determining the persons to whom options shall be granted and the number of shares subject to each option, the Committee may take into account the nature of services rendered by the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option under the Plan may be granted an additional option or options under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the stock with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in section 422 of the Code of his employer corporation and its parent and subsidiary corporations described in section 424(e) or 424(f) of the Code) exceeds $100,000, such options shall be treated as options which do not qualify as Incentive Stock Options.

5.   Price.
     -----

     The option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value of shares of the Company's common stock at the date of granting of such option. The option price for options granted under the Plan which do not qualify as Incentive Stock Options shall also be determined by the Committee. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Company's common stock shall be as reasonably determined by the Committee. If on the date of grant of any option granted under the Plan, the common stock of the Company is not publicly traded, the Committee shall make a good faith attempt to satisfy the option price requirement of this section 5 and in connection therewith shall take such action as it deems necessary or advisable.

6.   Term.
     ----

     Each option and all rights and obligations thereunder shall, subject to the provisions of section 9, expire on the date determined by the Committee and specified in the option agreement. The Committee shall be under no duty to provide terms of like duration for options granted under the Plan, but the term of an Incentive Stock Option may not extend more than ten (10) years from the date of granting of such option and the term of options granted under the Plan which do not qualify as Incentive Stock Options may not extend more than fifteen
(15) years from the date of granting of such option.

7.   Exercise of Option.
     ------------------

     (a) The Committee shall have full and complete authority to determine, subject to section 9, whether the option will be exercisable in full at any time or from time to time during the term of the option, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the option as the Committee may determine.

     (b) The exercise of any option granted hereunder shall only be effective at such time that the sale of common stock pursuant to such exercise will not violate any state or federal securities or other laws.

     (c) An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company either in cash (including check, bank draft or money order), or, at the discretion of the Committee, (i) by delivering certificates for shares of the Company's common stock already owned by the optionee having a fair market value equal to the full purchase price of the shares, or (ii) a combination of cash and such shares, or
(iii) by delivering the optionee's full recourse promissory note, which shall provide for interest at a rate not less than the minimum rate required to avoid imputation of income, original issue discount or a below-market-rate loan pursuant to sections 483, 1274 or 7872 of the Code or any successor provisions thereto; provided, however, that an optionee shall not be entitled to tender shares of the Company's common stock pursuant to successive, substantially simultaneous exercises of options granted under this or any other stock option plan of the Company. The fair market value of such shares shall be determined as provided in section 5. Until such person has been issued a certificate or certificates for the shares subject to such exercise, he shall possess no rights as a stockholder with respect to such shares.

8.   Additional Restrictions.
     -----------------------

     The Committee shall have full and complete authority to determine whether all or any part of the shares of common stock of the Company acquired upon exercise of any of the options granted under the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner the optionee's rights with respect thereto, but any such restriction shall be contained in the agreement relating to such options.

9.   Effect of Termination of Employment or Death.
     --------------------------------------------

     (a) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, for any reason other than his gross and willful misconduct or his death or disability as set forth in section 9(c), such optionee shall have the right to exercise the option at any time within three months after such termination of employment to the extent of the full number of shares he was entitled to purchase under the option on the date of termination, subject to the condition that no option shall be exercisable after the expiration of the term of the option.

     (b) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, by reason of his gross and willful misconduct during the course of his employment, including but not limited to wrongful appropriation of funds of his employer or the commission of a gross misdemeanor or felony, the option shall be terminated as of the date of the misconduct.

     (c) If the optionee shall die while in the employ of the Company or a subsidiary, if any, or within three months after termination of employment for any reason other than gross and willful misconduct, or the optionee's employment is terminated because optionee has become disabled (within the meaning of Code section 22(e)(3)) while in the employ of the Company or a subsidiary, if any, and such optionee shall not have fully exercised the option, such option may be exercised at any time within twelve months after his death or the date of such disability by the optionee or the personal representatives of the optionee, as applicable, or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares he was entitled to purchase under the option on the date of death (or termination of employment, if earlier) and subject to the condition that no option shall be exercisable after the expiration of the term of the option.

     (d) Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate his employment at any time.

10.  Ten Percent Shareholder Rule.
     ----------------------------

     Notwithstanding any other provision in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of section 424(d) of the Code) shares of common stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (within the meaning of section 424(e) or 424(f) of the Code), if any, then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of section 422(c)(7) of the Code, the option price shall be not less than 110% of the fair market value of the common stock of the Company determined as described herein, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

11.  Non-Transferability.
     -------------------

     No option granted under the Plan shall be transferable by an optionee, otherwise than by will or the laws of descent or distribution as provided in section 9(c). During the lifetime of an optionee the option shall be exercisable only by such optionee.

12.  Dilution or Other Adjustments.
     -----------------------------

     If there shall be any change in the shares of the Company's common stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options shall be made by the Committee. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares and the price per share subject to outstanding options, in order to prevent dilution or enlargement of option rights.

13.  Amendment or Discontinuance of Plan.
     -----------------------------------

     The Board of Directors may amend or discontinue the Plan at any time. However, no amendment of the Plan shall, without stockholder approval: (i) increase the maximum number of shares under the Plan as provided in section 2,
(ii) decrease the minimum option price provided in section 5, (iii) extend the maximum option term under section 6, or (iv) materially modify the eligibility requirements for participation in the Plan. The Board of Directors shall not alter or impair any option theretofore granted under the Plan without the consent of the holder of the option.

14.  Time of Granting.
     ----------------

     Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or by the stockholders of the Company, and no action taken by the Committee or the Board of Directors (other than the execution and delivery of an option) shall constitute the granting of an option hereunder.

15. Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate any employee's employment at any time.

16.  Effective Date and Termination of Plan.
     --------------------------------------

     (a) The Plan was approved by the Board of Directors on October 25, 2001, and shall be approved by the shareholders of the Company within twelve (12) months thereof.

     (b) Unless the Plan shall have been discontinued as provided in section 13, the Plan shall terminate October 25, 2011. No option may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.

                                                                      APPENDIX B

                                  PEMSTAR INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN


                             ARTICLE I. INTRODUCTION

         Section 1.01 Purpose. The purpose of the Pemstar Inc. 2000 Employee Stock Purchase Plan ("the Plan") is to provide employees of Pemstar, a Minnesota corporation (the "Company"), with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of the Company's Common Stock, $.01 par value, and thus, to develop a stronger incentive to work for the continued success of the Company.

         Section 1.02 Rules of Interpretation. It is intended that the Plan be an "employee stock purchase plan" as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder. Accordingly, the Plan shall be interpreted and administered in a manner consistent therewith if so approved. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

         Section 1.03 Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:

                  (a) "Acceleration Date" means the date of shareholder approval or approval by the Company's Board of Directors, if shareholder approval is not required, of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporations or pursuant to which Company Common Shares would be converted into cash, securities or other property, other than a merger of the Company in which shareholders of the Company immediately prior to the merger have the same proportionate share ownership in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

                  (b) "Affiliate" means any subsidiary corporation of the Company, as defined in Section 424 (f) of the Code, whether now or hereafter acquired or established.

                  (c) "Committee" means the committee described in Section
         10.01.

                  (d) "Common Shares" means the Company's Common Stock, $.01 par value, as such Shares may be adjusted for changes in the Shares or the Company as contemplated by Article XI herein.

                  (e) "Company" means Pemstar Inc., a Minnesota corporation, any subsidiary of the Company and any successors to the Company by merger or consolidation as contemplated by Article XI herein.

                  (f) "Current Compensation" means all regular wage, salary and commission payments paid by the Company to a Participant in accordance with the terms of his or her employment, including bonus payments, overtime pay and all other forms of special compensation.

                  (g) "Eligible Employee" means an employee of the Company or a Participating Affiliate, excluding employees whose customary employment is less than an average of 20 hours per week.

                  (h) "Employee Account" means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan and any additional contributions made pursuant to Section 3.05.

                  (i) "Fair Market Value" as of a given date means the fair market value of the Common Shares determined by (i) if the Common Shares are then quoted on the NASDAQ National Market System, the average of the high and low sales price as reported on the NASDAQ National Market System on such date or, if the NASDAQ National Market System is not open for trading on such date, on the most recent preceding date when it is open for trading, (ii) if the Common Shares are then quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") on such date, the average of the high and low sales prices as reported by Nasdaq on such date or, if Nasdaq is not open for trading on such date, on the most recent preceding date when it is open for trading, (iii) if the Common Shares are then quoted on any national securities exchange, the average of the high and low sales price as reported by such national securities exchange on such date or, if such national securities exchange is not open for trading on such date, on the most recent preceding date when it is open for trading, or (iv) if the Common Shares are not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 1.03(i) and in connection therewith shall take such action as it deems necessary or advisable.

                  (j) "Participant" means an Eligible Employee who is eligible to participate in the Plan under Section 2.01 and who has elected to participate in the Plan.

                  (k) "Participating Affiliate" means an Affiliate which has been designated by the Committee in advance of the Purchase period in question as a corporation whose Eligible Employees may participate in the Plan

                  (l) "Plan" means the Pemstar Inc. 2000 Employee Stock Purchase Plan, as the same may be amended, the provisions of which are set forth herein.

                  (m) "Purchase Period" means a four-week period, the first of which shall begin Saturday, December 30, 2000 (with enrollment due by Friday, December 15, 2000 for the first Purchase Period) and shall end on Friday, January 26, 2001, and each subsequent Purchase Period shall be a similar four-week period beginning on the Saturday following the end of the preceding Purchase Period and ending on the Friday four weeks following.

                    ARTICLE II. ELIGIBILITY AND PARTICIPATION

         Section 2.01 Eligible Employees. All Eligible Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes an Eligible Employee. Subject to the provisions of Article VI, each such employee will continue to be eligible to participate in the Plan so long as he or she remains an Eligible Employee.

         Section 2.02 Election to Participate. An Eligible Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of the Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation beginning with the first payday in the Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan.)

         Section 2.03 Limits on Shares Purchase. No employee shall be granted any right to purchase Common Shares hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, Common Shares possessing 5% or more of the total combined voting power or value of all the classes of the capital shares of the Company or of all Affiliates.

         Section 2.04 Voluntary Participation. Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

                   ARTICLE III. PAYROLL DEDUCTIONS, ADDITIONAL
                       CONTRIBUTIONS AND EMPLOYEE ACCOUNT

         Section 3.01 Deduction from Pay. The form described in Section 2.02 will permit a Participant to elect payroll deductions of not less than 3% and not more than 10% of such Participant's Current Compensation for each pay period, subject to such other limitations as the Committee in its sole discretion may impose.

         Section 3.02 Interest. No interest will be paid with respect to contributions to a Participant's Employee Account.

         Section 3.03 Credit to Account. Payroll deductions will be credited to the Participant's Employee Account on each payday.

         Section 3.04 Nature of Account. The Employee Account is established solely for accounting purposes, and all amounts credited to the Employee Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

         Section 3.05 Additional Contributions. A Participant may make an additional cash payment of $50.00 to $1000.00 per Purchase Period into the Employee Account other than the payroll deductions made pursuant to the Plan, subject to the cash value and share number limitations described in this Plan.

                      ARTICLE IV. RIGHT TO PURCHASE SHARES

         Section 4.01 Number of Shares. Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the largest number of whole and/or fractional Common Shares that can be purchased at the price specified in Section 4.02 with the entire credit balance in the Participant's Employee Account, subject to the limitations that:

                  (a) in accordance with Section 423 of the Code, no more than 10,000 Common Shares may be purchased under the Plan by any one Participant for a given Purchase Period; and

                  (b) in accordance with Section 423(b)(8) of the Code, no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Common Shares and other shares may be purchased under the Plan and all other employee share purchase plans (if any) of the Company and the Affiliates by any one Participant for any calendar year.

         Section 4.02 Purchase Price. The purchase price for any Purchase Period shall be as follows:

                  (a) for shares purchased with payroll deductions made pursuant to Section 3.01, the purchase price shall be 85% of the Fair Market Value of the Common Shares on the last business day of each Purchase Period, in each case rounded up to the next higher full cent.

                  (b) for shares purchased with additional contributions made pursuant to Section 3.05, the purchase price shall be the Fair Market Value of the Common Shares on the last business day of the Purchase Period, in each case rounded up to the next higher full cent.

                          ARTICLE V. EXERCISE OF RIGHT

         Section 5.01 Purchase of Shares. On the last day of a Purchase Period, the entire credit balance in each Participant's Employee Account will be used to purchase the largest number of whole and/or fractional Common Shares purchasable with such amount (subject to the limitations of Section 4.01), unless the Participant has filed with the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which requests the distribution of the entire credit balance in cash.

         Section 5.02 Notice of Acceleration Date. The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

           ARTICLE VI. WITHDRAWAL FROM PLAN; TERMINATION OF EMPLOYMENT

         Section 6.01 Voluntary Withdrawal. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. In such event, the entire credit balance in the Participant's Employee Account will be paid to the Participant in cash within 30 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period following the date of such withdrawal.

         Section 6.02 Death. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant's Employee Account. Thereafter, on the last business day of the Purchase Period during which such Participant's death occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Employee Account will be used to purchase Common Shares, unless such Participant's estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to have the entire credit balance in such Participant's Employee Account distributed in cash within 30 days after the end of the Purchase Period or at such earlier time as the Committee in its sole discretion may decide.

         Section 6.03 Termination of Employment.

                  (a) Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant's normal or early retirement with the consent of the Company under any pension or retirement plan of the Company or Participating Affiliate, no further amounts shall be credited to the Participant's Employee Account. Thereafter, on the last business day of the Purchase Period during which such Participant's approved retirement occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Employee Account will be used to purchase Common Shares, unless such Participant has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to receive the entire credit balance in such Participant's Employee Account in cash within 30 days after the end of the Purchase Period, provided that such Participant shall have no right to purchase Common Shares in the event that the last day of such a Purchase Period occurs more than one month following the termination of such Participant's employment with the Company by reason of such an approved retirement.

                  (b) In the event of any other termination of employment (other than death) with the Company or a Participating Affiliate, participation in the Plan will cease on the date the

         Participant ceases to be an Eligible Employee for any reason. In such event, the entire credit balance in such Participant's Employee Account will be paid to the Participant in cash within 30 days. For purposes of this Section 6.03, a transfer of employment to any Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as an Eligible Employee.

                         ARTICLE VII. NONTRANSFERABILITY

         Section 7.01 Nontransferable Right to Purchase. The right to purchase Common Shares hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in
Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

         Section 7.02 Nontransferable Account. Except as provided in Section 6.02, the amounts credited to an Employee Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

                        ARTICLE VIII. SHARE CERTIFICATES

         Section 8.01 Issuance of Purchased Shares. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause the Common Shares then purchased pursuant to Section 5.01 to be issued to or for the benefit of the Participant and held in the Plan pursuant to Section 8.05.

         Section 8.02 Securities Laws. The Company shall not be required to issue or deliver any certificate representing Common Shares prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company shall use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

         Section 8.03 Completion of Issuance. A Participant shall have no interest in the Common Shares purchased until a certificate representing the same is issued to or for the benefit of the Participant.

         Section 8.04 Form of Ownership. The certificates representing Common Shares issued under the Plan will be registered in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct on a form provided by the Company.

         Section 8.05 Delivery. Subject to such terms and conditions as the Committee in its sole discretion may impose, by filing a form provided by the Company for such purpose, a Participant may elect to have the Company cause to be delivered to or for the benefit of the Participant, a certificate for the number of whole Common Shares purchased pursuant to Section 5.01, and cash for the number of fractional Common Shares. The election notice will be processed as soon as practicable following receipt.

                    ARTICLE IX. EFFECTIVE DATE, AMENDMENT AND
                               TERMINATION OF PLAN

         Section 9.01 Effective Date. The Plan was approved by the Board of Directors and shall be approved by the shareholders of the Company within twelve (months) thereof. In the event that the Plan is not so approved by the shareholders of the Company, for any reason, it shall then be of no force or effect whatsoever, and no Common Shares shall be purchased hereunder and any and all amounts credited to an Employee Account for any Purchase Period which commences prior to such shareholder approval shall be returned.

         Section 9.02 Plan Commencement. The initial Purchase Period under the Plan will commence on a date designated by the Committee.

         Section 9.03 Powers of Board. The Board of Directors may amend or discontinue the Plan at any time. No amendment or discontinuation of the Plan, however, shall without shareholder approval be made that: (i) requires shareholder approval under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company or (ii) permit the issuance of Common Shares before payment therefor in full.

         Section 9.04 Automatic Termination. The Plan shall automatically terminate when all of the Common Shares provided for in Section 10.03 have been sold.

                            ARTICLE X. ADMINISTRATION

         Section 10.01 The Committee. The Plan shall be administrated by a committee (the "Committee") of two or more directors of the Company, none of whom shall be officers or employees of the Company. The members of the Committee shall be appointed by and serve at the pleasure of the Board of Directors.

         Section 10.02 Powers of Committee. Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Shares acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof any other restrictions affecting in any manner a Participant's rights with respect thereto but any such restrictions shall be contained in the form by which a Participant elects to participate in the Plan pursuant to Section 2.02. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

         Section 10.03 Shares to be Sold. The Common Shares to be issued and sold under the Plan shall be authorized but unissued shares. Except as provided in Section 11.01, the aggregate number of Common Shares to be sold under the Plan will not exceed 1,000,000 shares.

         Section 10.04 Notices. Notices to the Committee should be addressed as follows:

                                  Pemstar Inc.
                            3535 Technology Drive NW
                           Rochester, Minnesota 55901

                       ARTICLE XI. ADJUSTMENT FOR CHANGES
                              IN SHARES OR COMPANY

         Section 11.01 Share Dividend or Reclassification. If the outstanding Common Shares are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, share dividend, share split, amendment to the Company's Articles of Incorporation, reverse share split or otherwise, other than by a sale of Common Stock by the Company, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

         Section 11.02 Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

                           ARTICLE XII. APPLICABLE LAW

         Rights to purchase Common Shares granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Minnesota.

                                                                      APPENDIX C








                                  PEMSTAR Inc.

                               Annual Report 2002

                                    Part II

FINANCIAL REPORT
PEMSTAR Inc.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Selected Financial Data .................................................... 13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations .................................................... 14
Consolidated Balance Sheets ................................................ 21
Consolidated Statements of Operations ...................................... 22
Consolidated Statements of Shareholders' Equity ............................ 23
Consolidated Statements of Cash Flows ...................................... 24
Notes to Consolidated Financial Statements ................................. 25
Report of Independent Auditors ............................................. 38
Quarterly Results of Operations ............................................ 39
Market for PEMSTAR's Common Stock and Related Shareholder Matters .......... 40

SELECTED FINANCIAL DATA

The following table summarizes financial data regarding our business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes included in this report.

                                                                    Year Ended March 31,
(In thousands, except per share data)
                                                 2002         2001          2000         1999         1998
                                               ---------    ---------    ---------    ---------    ---------
Consolidated Statements of Operations Data:
Net sales                                      $ 657,493    $ 635,307    $ 393,842    $ 187,381    $ 165,049
Cost of goods sold                               627,457      581,278      363,974      172,219      147,962
                                               ---------    ---------    ---------    ---------    ---------
Gross profit                                      30,036       54,029       29,868       15,162       17,087

Selling, general and administrative expenses      53,351       37,366       21,576       10,955        8,328
Amortization                                       2,152        1,961        1,281          190           54
Goodwill impairment charge                        24,228           --           --           --           --
                                               ---------    ---------    ---------    ---------    ---------
Operating income (loss)                          (49,695)      14,702        7,011        4,017        8,705

Other income (expense) - net                         829          967          (74)        (438)         455
Interest expense                                  (7,077)      (7,550)      (3,588)        (640)        (746)
                                               ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes                (55,943)       8,119        3,349        2,939        8,414

Income tax expense (benefit)                      (1,926)       1,436          698        1,273        3,097
                                               ---------    ---------    ---------    ---------    ---------
Net income (loss)                              $ (54,017)   $   6,683    $   2,651    $   1,666    $   5,317
                                               =========    =========    =========    =========    =========

Net income (loss) per share:
      Basic                                    $   (1.56)   $     .29    $     .23    $     .15    $     .55
      Diluted                                      (1.56)         .25          .15          .12          .49
Weighted average number of common shares
  outstanding(1):
      Basic                                       34,717       23,013       11,503       10,897        9,653
      Diluted                                     34,717       26,943       17,167       14,143       10,874

Other Financial Data:
     Depreciation                              $  18,299    $  12,097    $   7,455    $   3,331    $   1,929
     Capital expenditures                         37,882       42,542       13,415        8,657        8,393

Supplemental Data:
EBITDA(2)                                      $  (4,187)   $  29,727    $  15,673    $   7,100    $  11,143
Net cash (used in) provided by operating
     activities                                     (307)     (54,219)     (20,225)          65       (1,374)
Net cash used in investing activities            (61,203)     (62,684)     (52,611)      (4,989)     (10,126)
Net cash provided by financing activities         67,164      119,512       74,734        2,556       14,661
------------------------------------------------------------------------------------------------------------
                                                                       As of March 31,
                                                 2002         2001          2000         1999         1998
                                               ---------    ---------    ---------    ---------    ---------
Consolidated Balance Sheet Data:
Unrestricted cash and cash equivalents         $  11,483    $   5,882    $   2,727    $     827    $   3,195
Working capital                                  137,335      131,851       49,649       12,783       12,873
Total assets                                     395,724      349,077      190,451       64,983       61,121
Long-term debt and capital lease obligations
  less current maturities                         74,462       84,873       55,181        7,090        6,340
Total shareholders' equity                       193,397      150,712       22,673       16,555       19,544
Book value per share                           $    5.27    $    5.33    $    1.64    $    1.47    $    1.88
Tangible book value per share(3)               $    4.32    $    4.30    $    0.14    $    1.13    $    1.88
------------------------------------------------------------------------------------------------------------

(1) For an explanation of the determination of the weighted average number of common shares outstanding used in computing net income per share, see Note 1 of the notes to consolidated financial statements.
(2) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and a similar formula is used by our lenders in determining compliance with financial covenants. However, EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Other companies may compute EBITDA in a different manner.
(3)  Tangible book value is total shareholder equity minus goodwill.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PEMSTAR Inc.

You should read the following discussion in conjunction with the "Selected Financial Data" section of this report and our consolidated financial statements and notes to those statements included elsewhere in this report. The forward-looking statements in this discussion regarding the electronics manufacturing services industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties. Our actual results may differ materially from those contained in any forward-looking statements.

OVERVIEW

We are a provider of electronics manufacturing services to original equipment manufacturers in the communications, computing, data storage, industrial, medical equipment and defense markets. We provide these manufacturers with a comprehensive range of engineering, manufacturing and fulfillment services on a global basis through 19 facilities strategically located in North America, South America, Asia and Europe. Our comprehensive service offerings support our customers' products from initial development and design through manufacturing to worldwide distribution and aftermarket support.

PEMSTAR was founded in January 1994 by a group of eight senior IBM managers who had led the storage product operations at IBM's Rochester, Minnesota facility. We have maintained a significant relationship with IBM, which remains one of our major customers. Since our inception, we have diversified our customer base to include industry leading and emerging original equipment manufacturers. We have also expanded our geographic presence, enhanced our product and service offerings and increased our volume production capabilities. Our key growth initiatives have been the opening of new facilities in Austin, Texas; Guadalajara, Mexico; Tianjin, China; Navan, Ireland; Singapore; Hortolandia, Brazil; Yokohama, Japan; and Bangkok, Thailand and the acquisition of established businesses in Almelo, the Netherlands; San Jose, California; Dunseith, North Dakota; Taunton, Massachusetts; Mountain View, California; and Chaska, Minnesota. These growth initiatives have given us:

     o expanded geographic presence in established and emerging markets and strengthened our presence in target markets;
     o enhanced product and service offerings while allowing us to offer cost-effective manufacturing and engineering capabilities;
     o    access to new customers; and
     o specialized test and process equipment design, manufacturing and service capabilities.

Our sales are generally derived from master supply and manufacturing agreements, with current demand evidenced by purchase orders, or from specific purchase orders for discrete projects. We charge our customers separately for engineering and manufacturing services. We recognize revenues from product sales, net of product returns and warranty costs, typically at the time of product shipment. In limited circumstances, although the product remains in our facilities, we recognize revenue when title to, and risks and rewards of ownership of, the products have contractually passed to the customer. Revenue from services is recognized as they are performed and collection is reasonably certain. Our sales from engineering services, which includes process test and automation equipment production and prototype development, represent an increasingly significant proportion of net sales, accounting for 16.3%, 7.2% and 5.6% of our total net sales in fiscal 2002, 2001 and 2000, respectively. The purchase of Pacific Consultants in fiscal 2002 contributed to this growth. Manufacturing services accounted for 83.7%, 92.8% and 94.4% of our total net sales in fiscal 2002, 2001, and 2000, respectively.

Our cost of goods sold includes the cost of components and materials, labor costs and manufacturing overhead. The procurement of raw materials and components requires us to commit significant working capital to our operations and to manage the purchasing, receiving, inspection and stocking of these items. Our production volumes are based on purchase orders for the delivery of products. These orders typically do not commit firm production schedules for more than 30 to 90 days in advance. We work to minimize the risk of obsolete inventory by ordering materials and components only to the extent necessary to satisfy existing customer orders. To the extent our orders of materials and components for specific jobs exceed products ultimately delivered to our customers and they are not held fully responsible for our excess inventory, due to their financial condition or business relationship considerations, we may incur a charge for inventory obsolescence for the excess inventory. We believe we are largely protected from the risk of inventory price increases, because we generally can pass these costs through to our customers.

Our operating results are also impacted by the level of capacity utilization of our manufacturing facilities, non-manufacturing labor, and selling, general and administrative expenses. During periods of high capacity utilization, our gross margins and operating margins generally improve, while, during periods of lower capacity utilization, our gross margins and operating margins generally decline. We have expanded production facilities, which became available in fiscal 2002, and have incurred, substantial selling, general and administrative expenses to develop a worldwide sales infrastructure and to implement industry-leading customer and materials management information technology systems. As a result, we have developed an infrastructure that will support substantially higher levels of sales than our current net sales.

RESULTS OF OPERATIONS

The table below sets forth certain operating data expressed as a percentage of our net sales for the years indicated:

                                                        Year Ended March 31,
                                                     2002        2001      2000
                                                     -----       -----     -----
      Net sales ..................................   100.0 %     100.0 %   100.0 %
      Cost of goods sold .........................    95.4 %      91.5 %    92.4 %
                                                     -----       -----     -----
      Gross profit ...............................     4.6 %       8.5 %     7.6 %

      Selling, general and administrative expenses     8.1 %       5.9 %     5.5 %
      Amortization ...............................      .3 %        .3 %      .3 %
      Goodwill impairment charge .................     3.7 %         - %       - %
                                                     -----       -----     -----
      Operating income (loss) ....................    (7.5)%       2.3 %     1.8 %

      Other income (expense) - net ...............      .1 %        .2 %     (.0)%
      Interest expense ...........................    (1.1)%      (1.2)%     (.9)%
                                                     -----       -----     -----
      Income (loss) before income taxes ..........    (8.5)%       1.3 %      .9 %

      Income tax expense (benefit) ...............     (.3)%        .2 %      .2 %
                                                     -----       -----     -----
      Net (loss) income ..........................    (8.2)%       1.1 %      .7 %
                                                     =====       =====     =====

Fiscal Year Ended March 31, 2002 Compared to Fiscal Year Ended March 31, 2001

Net sales - Our net sales for fiscal 2002 increased $22.2 million, or 3.5%, to $657.5 million from $635.3 million in fiscal 2001. This increase resulted from the acquisitions of US Assemblies New England, Inc., Pacific Consultants LLC, and MTS Systems' Chaska operations, which accounted for $35.1 million of additional revenue in fiscal 2002. After eliminating the effects of acquisitions, our net sales decreased $12.9 million in fiscal 2002. This sales decrease is attributable to reduced sales to communications customers offset, in part, by sales increases with existing and new customers in our computer, storage, industrial and medical markets. Net sales to communication customers for fiscal 2002 decreased to 44.5% compared to 53.3% in fiscal 2001. The Company's five largest customers for fiscal 2002 accounted for approximately 51% of net sales, two of which exceeded 10% of net sales.

Gross profit - Our gross profit decreased $24 million in fiscal 2002 to $30.0 million, from $54.0 million in fiscal 2001. This decrease was due, in part, to the sales decline at facilities operated for the full prior fiscal year and changes in sales mix including less sales from higher gross profit communication customers. Expansion of facilities during fiscal 2002 added fixed costs of $14.3 million for those facilities that were in operation in fiscal 2001. We also incurred inventory write-downs of $5.4 million in the current year for excess inventory due to reduced customer orders below anticipated levels and order cancellations. In addition, gross profit decreased due to transitional operating costs associated with shifting certain manufacturing programs from higher to lower cost facilities, start-up costs associated with new customers and severance costs resulting from reductions in workforce. The gross profit declines were offset by $6.0 million of gross profit from sales at acquired companies and facilities not in operation for the full fiscal year 2001. The facilities and other infrastructure developed to support higher levels of net sales will continue to be an operating issue as we enter fiscal 2003 and is being addressed with restructuring actions to reduce cash expenditures in fiscal 2003.

Selling, general and administrative expenses - Our selling, general and administrative expenses increased $16.0 million to $53.4 million (8.1% of net sales) in fiscal 2002 from $37.4 million (5.9% of net sales) in fiscal 2001. A significant factor in this increase was the uncertain collection of accounts receivable from emerging companies and customers in bankruptcy, which accounted for a charge for accounts receivable of $8.2 million in fiscal 2002. Many of these customers also contributed to the inventory charges noted above. Other increases to selling, general, and administrative expenses were primarily related to additional expenses of acquired businesses of $4.5 million and increased costs of information technology infrastructure and software of $2.2 million.

Amortization - Amortization of goodwill increased $0.2 million to $2.2 million in fiscal 2002 from $2.0 million in fiscal 2001, primarily as a result of amortization of goodwill arising out of our acquisition of US Assemblies New England, Inc. In addition, fiscal 2002 benefited as a result of no amortization of goodwill for the Pacific Consultants LLC and MTS Systems' Chaska operation acquisitions completed after July 1, 2001, as required by the newly issued SFAS No. 142, "Goodwill and Other Intangible Assets".

In fiscal 2002, we recognized goodwill impairment charges of $24.2 million related to our acquired facilities in Almelo, The Netherlands, San Jose, California and Taunton, Massachusetts. These charges are the conclusion from our analyses of the expected future cash flows in response to the reduced sales volumes experienced in fiscal 2002 in these locations.

Other income (expense) - Other income, was $0.8 million in fiscal 2002 compared to other income of $1.0 million in fiscal 2001. This change in other income was primarily a result of lower gains on sales of fixed assets offset by higher currency gains in certain foreign locations.

Interest expense - Interest expense decreased $0.5 million to $7.1 million in fiscal 2002 from $7.6 million in fiscal 2001. This decrease reflects reduced overall interest rates on our variable line of credit.

Income tax (benefit) expense - The income tax benefit was $1.9 million in fiscal 2002 compared to a tax expense of $1.4 million in fiscal 2001. The benefit for fiscal 2002 was created as a result of the current year recognition of the available refund of previously paid taxes from the carryback of the fiscal 2002 United States tax loss to prior years. This benefit is offset, in part, by recorded valuation allowances for previously recognized deferred tax assets in certain tax jurisdictions. The United States carryback benefit was increased by $3.8 million as a result of the recent tax law changes, which extended the carryback period for the operating losses to five years. The fiscal 2002 benefits contrast with the fiscal 2001 expense at low rates resulting from profits located in primarily low tax non-United States jurisdictions.

Fiscal Year Ended March 31, 2001 Compared to Fiscal Year Ended March 31, 2000

Net sales - Our net sales increased $241.5 million, or 61.3%, to $635.3 million in fiscal 2001 from $393.8 million in fiscal 2000. This increase resulted from both internal growth and the acquisition of Turtle Mountain. In fiscal 2001, our internal growth, which excludes net sales increases from operations acquired in the preceding 12 months, accounted for $203.7 million, or 84.3%, of total year-to-year growth and was driven by new projects with existing and new customers in North America and Asia. Our acquisition of Turtle Mountain accounted for $37.8 million, or 15.7%, of total year-to-year growth.

Gross profit - Our gross profit increased $24.1 million to $54.0 million in fiscal 2001 from $29.9 million in fiscal 2000. This increase in gross profit reflects the year-to-year growth in net sales. This higher gross profit in fiscal 2001 was primarily due to higher sales volumes from existing and new customers in both domestic and certain international locations and the acquisition of Turtle Mountain. Gross profit increased to 8.5% of net sales in fiscal 2001 from 7.6% in fiscal 2000 due to increased utilization of our facilities.

Selling, general and administrative expenses - Our selling, general and administrative expenses increased $15.8 million to $37.4 million in fiscal 2001 from $21.6 million in fiscal 2000. As a percentage of net sales, our selling, general and administrative expenses increased to 5.9% in fiscal 2001 from 5.5% in fiscal 2000. These increases were primarily due to $5.6 million for additional sales and administrative compensation, $4.2 million of overhead expenses for existing and new facilities, $1.0 million of expenses from acquired businesses and $1.0 million of additions to information technology infrastructure.

Amortization - Amortization increased $0.7 million to $2.0 million in fiscal 2001 from $1.3 million in fiscal 2000, primarily as a result of amortization of goodwill arising out of our acquisition of Turtle Mountain.

Other income (expense) - In fiscal 2001, we had other income of $1.0 million as compared to other expense of $0.1 million in fiscal 2000. This change in other income was primarily a result of currency gains in certain foreign locations and gains from sales of fixed assets.

Interest expense - Our interest expense increased $4.0 million to $7.6 million in fiscal 2001 from $3.6 million in fiscal 2000. This increase reflects increased borrowings required to fund the Turtle Mountain acquisition and opening of new facilities as well as increased working capital requirements driven by growth in business with new and existing customers.

Income tax expense - In fiscal 2001, our effective tax rate decreased to 17.7% from 20.8% in fiscal 2000. This decrease resulted from the mix of domestic versus international income from operations and the benefit of our foreign sales corporation. In general, our international operations are being taxed at a lower rate than our domestic operations due to tax holidays and incentives.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations from the proceeds of bank debt, private and public offerings of equity and convertible debt, cash generated from operations and lease financing of capital equipment. Our principal uses of cash have been to finance working capital, acquisitions, expanded operations, capital expenditures and debt service requirements. We anticipate these uses will continue to be our principal uses of cash in the future.

Net cash used in operating activities for fiscal 2002, 2001, and 2000 was $0.3 million, $54.2 million and $20.2 million, respectively. Net cash used in operating activities decreased in fiscal 2002 primarily as a result of decreased working capital needs to fund accounts receivable and inventory due to the slower sales growth in fiscal 2002.

Net cash used in investing activities for fiscal 2002, 2001, and 2000 was $61.2 million, $62.7 million, and $52.6 million, respectively. In fiscal 2002, our cash used in investing activities consisted of $24.4 million used primarily in the acquisitions of US Assemblies New England, Inc., Pacific Consultants LLC, and MTS Systems Chaska operations and $37.9 million used for capital expenditures. Capital expenditures decreased in fiscal 2002 by $4.6 million as compared to the prior fiscal year. Capital expenditures were principally used for buildings, clean room facilities set-up, printed circuit board assembly equipment, and information technology equipment and upgrades across several of our facilities. We estimate capital expenditures in fiscal 2003 will decrease to approximately $12 million.

Net cash provided by financing activities for fiscal 2002, 2001, and 2000 was $67.1 million, $119.5 million, and $74.7 million respectively. Our principal sources of cash from financing activities in fiscal 2002 included proceeds of approximately $79.4 million from our secondary offering of common stock offset by a net decrease in long-term borrowings of $5.9 million. Net cash provided by financing activities for fiscal 2001 consisted primarily of proceeds from our initial public offering and net increase in long-term borrowings.

As of March 31, 2002, we had unrestricted cash of $11.5 million and total borrowings, including capitalized lease obligations, of approximately $99.3 million. Of these borrowings, we had approximately $61.7 million outstanding under our IBM Credit Corporation credit facility and $0.2 million outstanding our US Bank revolving credit facility. Effective March 31, 2002 IBM Credit lowered the available borrowings under its facility from $80 million to $65 million and US Bank lowered the available borrowings under its facility from $30 million to $15 million. Borrowings under our two U.S. credit facilities are limited to the lesser of the facility amount or the available borrowing base calculated as a percentage of accounts receivable and inventory balances, which limits and may restrict our ability to access the full amount of available borrowings. We also have a $3.2 million credit facility serving our Netherlands operations. As of March 31, 2002, we had $0.5 million outstanding under our Netherlands credit facility. Each credit facility bears interest on outstanding borrowings at variable interest rates, which as of March 31, 2002, were 6.4% for the IBM facility, 5.8% for the US Bank facility, and 5.5% for the Netherlands facility. As of March 31, 2002, we had an aggregate of $4.2 million of additional borrowing availability under our credit facilities. Our IBM credit facility matures in September 2003 and our US Bank credit facility matures in June 2004. We have reached agreement on lending facilities, including a revolving credit line and term note, for our Thailand operation with Thai Farmers Bank for approximately $7 million to be immediately available from the term note.

All of these credit facilities are secured by substantially all of our assets. We are required to meet different financial covenants under these facilities, including the ratio of net income to net sales, the ratio of our liabilities to tangible net worth, the ratio of our current assets to current liabilities, and fixed charge coverage ratios specific to each agreement. One agreement tests the ratio of our earnings before net interest expense, income taxes, depreciation and amortization, or EBITDA, less unfinanced expenditures, to our principal and interest payments. The other tests the ratio of EBITDA to the sum of our principal and interest, capital expenditures and tax expense. On March 31, 2002, we were in compliance with all covenants. On April 30, 2002, and May 31, 2002, we were not in compliance with our tangible net worth covenant under our US Bank credit facility, which if not cured or waived, could have resulted in an event of default. We have obtained a one-time waiver of our compliance with this tangible net worth ratio covenant from US Bank. Covenants on our U.S. credit facilities have been reset to encompass current expectations of business trends over the remainder of the commitments. Aggregate borrowing capacity and the borrowing base calculation formulas of the arrangements remain unchanged from previous amendments of such facilities.

In addition to our credit facilities, we had other debt obligations totaling $36.9 million as of March 31, 2002. See Notes 7 and 10 to our consolidated financial statements. At March 31, 2002, we were not in compliance with one covenant in our capital lease facility with Bank of America. Waiver of this non-compliance has been obtained, but will result in the $7.9 million balance at March 31, 2002, being fully paid off in July 2002.

On May 3, 2002 we announced a definitive agreement with two institutional investors for the private placement of up to $50 million of our 6 1/2 percent convertible notes with attached warrants to purchase common stock. Forty million dollars of convertible notes may be funded in a series of installments over the next several months, subject to maintenance of a minimum conversion price. The remaining $10 million of convertible notes may be purchased at the option of investors at a fixed conversion price. The initial installment of $5 million was funded on May 10, 2002, with a conversion price of $2.28, determined from market prices following this funding date. This price is below the minimum conversion price for additional funding amounts. There can be no guarantee we will obtain the additional $45 million of convertible notes from the private placement.

Our continued viability depends on our ability to generate additional cash from operations or obtain additional sources of funds for working capital. Our ability to maintain sufficient liquidity depends, in part, on our achieving anticipated revenue targets and intended expense reductions from our restructuring activities. We believe that as a result of the restructuring actions we have taken in fiscal 2003 to reduce cash expenditures, the efforts we continue to make to increase revenues from continuing customers, as well as efforts to generate new customers in various industry sectors, the renegotiated covenants we have obtained under our revolving credit facilities, as well as the new agreements we have reached to provide additional borrowing capacity, we have sufficient cash flow to meet our needs for fiscal 2003. We may not achieve these targets or realize the intended expense reductions. If our operating goals are not met, we will be required to secure additional financing from lenders or sell additional securities.

We regularly review acquisition and additional facilities expansion or joint venture opportunities, as well as major new program opportunities with new or existing customers, any of which may require us to sell additional equity or secure additional financing in order to fund the requirement. The sale of additional equity could result in additional dilution to our shareholders. We cannot be assured that financing arrangements will be available in amounts or on terms acceptable to us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Interest Rate Risk

Our exposure to interest rate risk arises principally from the variable rates associated with our borrowings. On March 31, 2002, we had total borrowings of $63.0 million bearing variable interest rates. An adverse change of one percent in the interest rate of all borrowings, which bear interest at variable rates, would cause us to incur a change in interest expense of approximately $630,000 on an annual basis.

Foreign Currency Exchange Risk

Fluctuations in the rate of exchange between the U.S. dollar and the currencies of countries other than the U.S. in which we conduct business could adversely affect our financial results. Except for sales in the Netherlands, Singapore and China, our sales are principally denominated in U.S. dollars. As a result, we have relatively limited exposure to foreign currency exchange risk on our sales. For fiscal 2002, sales denominated in Euros totaled $47.5 million, sales denominated in Singapore dollars totaled $31.9 million and sales denominated in Chinese renminbi totaled $73.5 million. Costs related to these sales are largely denominated in their respective currencies, thereby limiting our transaction risk exposures. However, for sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in a market where business is transacted in the local currency.

The reported results of our foreign operations will be influenced during their translation into U.S. dollars by currency movements against the U.S. dollar. The result of a uniform 10% strengthening in the value of the U.S. dollar from March 31, 2002 and 2001 levels relative to each of the currencies in which our revenues and expenses are denominated would result in a decrease in operating income of approximately $334,000 and $379,000, respectively, for the fiscal years ended March 31, 2002 and 2001.

For the fiscal years ended March 31, 2002 and 2001, the amount we consider permanently invested in foreign subsidiaries and translated into dollars using the year end exchange rate was $44.8 million and $43.7 million, respectively, and the potential loss in fair value resulting from a hypothetical 10% adverse change in foreign currency exchange rate amounts to $4.1 million and $4.0, respectively. Actual amounts may differ.

We currently do not hedge our exposure to foreign currency exchange rate fluctuations, however, we may hedge such exposures in the future.

Impact of Inflation

We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141, " Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under these new standards the pooling of interest method is eliminated, the purchase method of accounting on all business combinations completed after June 30, 2001 is required and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based on its fair value, with a transitional impairment test, required to be completed by the end of the second quarter of fiscal 2003. Any impairment charge resulting from the transitional impairment test will be reflected as a cumulative effect of a change in accounting principle. SFAS No. 142 was adopted by us as of April 1, 2002. Prior to adopting this standard, we evaluated our goodwill under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". As a result of this evaluation, we recorded goodwill impairment of $24.2 million in fiscal 2002. We currently evaluating whether any additional write-downs in goodwill may be required as a result of implementing the new accounting standard. Application of these standards had or will have the following impact on our consolidated financial statements:

     o Goodwill recorded on acquisitions subsequent to June 30, 2001 of $17.3 million in connection with Pacific Consultants LLC and $1.3 million in connection with MTS Systems Corporation is not being amortized.

     o Application of the non-amortization provisions of goodwill is expected to result in an annual increase of earnings of approximately $0.8 million in connection with acquisitions consummated prior to June 30, 2001 for which amortization had previously been recorded.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations", for a disposal of a segment of a business. The adoption of this pronouncement is not expected to have a material impact on our consolidated results of operations, financial position or cash flows.

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and adjustments, including those related to returns, bad debts, inventories, intangible assets, income taxes, restructuring costs, retirement benefits, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Bad Debt - We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory - We value our inventory on a first-in, first-out basis at the lower of cost or estimated market value. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimate forecast of product demand, production requirements and our ability to sell back excess inventory requirements to our customers. If assumptions change, additions changes, additional write-downs may be required.

Goodwill and Intangible Impairment - In assessing the recoverability of our goodwill and other intangible assets we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These cash flow estimates take into account current customer volumes and the expectation of new or renewal projects, historic gross margins, historic working capital parameters and planned capital expenditures. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded. Effective April, 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", and we will analyze our goodwill for impairment issues in fiscal 2003. We will be required to perform this analysis on an annual basis going forward. During the year ended March 31, 2002, we recorded $24.2 million in impairment losses related to goodwill and other intangible assets.

Income Taxes - In determining the carrying value of our net deferred tax assets, we must assess the likelihood of sufficient future taxable income in related tax jurisdictions, based on estimates and assumptions to realize the benefit of these assets. If these estimates and related assumptions change in the future, we may be required to record additional valuation allowances against our deferred tax assets, resulting in additional income tax expense in our consolidated statement of operations. Management evaluates quarterly whether the deferred tax assets may be realized and assesses the need for additional valuation allowances or reduction of existing allowances quarterly. During the year ended March 31, 2002, we recorded $27.0 million of valuation allowances related to our net deferred tax assets as of March 31, 2002.

CONSOLIDATED BALANCE SHEETS
PEMSTAR Inc.

(In thousands, except per share data)                              March 31,    March 31,
                                                                     2002         2001
                                                                   ---------    ---------
Assets
Current assets:
     Cash and cash equivalents                                     $  11,483    $   5,882
     Restricted cash                                                   1,423          459
     Accounts receivable, net                                        122,752      106,510
     Recoverable income taxes                                          3,873           --
     Inventories, net                                                 92,929      113,421
     Unbilled services                                                16,356        9,734
     Deferred income taxes                                                45        1,322
     Prepaid expenses and other                                        8,507        5,838
                                                                   ---------    ---------
Total current assets                                                 257,368      243,166

Property, plant and equipment, net                                    99,108       73,806

Goodwill, net                                                         34,678       29,164
Deferred income taxes                                                  1,111          893
Other assets                                                           3,459        2,048
                                                                   ---------    ---------

Total assets                                                       $ 395,724    $ 349,077
                                                                   =========    =========

Liabilities and shareholders' equity Current liabilities:
     Bank overdrafts                                               $      --    $  13,443
     Accounts payable                                                 79,410       70,791
     Accrued expenses and other                                       15,738       12,762
     Income taxes payable                                                 21        1,197
     Current maturities of long-term debt                             13,999        9,041
     Current maturities of capital lease obligations                  10,865        4,081
                                                                   ---------    ---------
Total current liabilities                                            120,033      111,315

Long-term debt, less current maturities                               71,340       75,136
Capital lease obligations, less current maturities                     3,122        9,737
Other liabilities and deferred credits                                 7,832        2,177

Shareholders' equity:
    Common stock, par value $0.01, 150,000 shares authorized;
       shares issued and outstanding; 2002 - 36,701 shares;
       2001 - 28,294 shares                                              367          283
    Additional paid-in capital                                       232,233      137,139
    Accumulated other comprehensive loss                              (2,131)      (2,299)
    Retained (deficit) earnings                                      (36,164)      17,853
    Loans to shareholders                                               (908)      (2,264)
                                                                   ---------    ---------
         Total shareholders' equity                                  193,397      150,712
                                                                   ---------    ---------

Total liabilities and shareholders' equity                         $ 395,724    $ 349,077
                                                                   =========    =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
PEMSTAR Inc.

(In thousands, except per share data)                Year Ended March 31,
                                                  2002        2001         2000
                                               ---------    ---------    ---------
Net sales                                      $ 657,493    $ 635,307    $ 393,842
Costs of goods sold                              627,457      581,278      363,974
                                               ---------    ---------    ---------
Gross profit                                      30,036       54,029       29,868

Selling, general and administrative expenses      53,351       37,366       21,576
Amortization                                       2,152        1,961        1,281
Goodwill impairment charge                        24,228           --           --
                                               ---------    ---------    ---------
Operating (loss) income                          (49,695)      14,702        7,011

Other income (expense) - net                         829          967          (74)
Interest expense                                  (7,077)      (7,550)      (3,588)
                                               ---------    ---------    ---------
(Loss) income before income taxes                (55,943)       8,119        3,349

Income tax (benefit) expense                      (1,926)       1,436          698
                                               ---------    ---------    ---------
Net (loss) income                              $ (54,017)   $   6,683    $   2,651
                                               =========    =========    =========

Net (loss) income per common share:
     Basic                                     $   (1.56)   $    0.29    $    0.23
     Diluted                                       (1.56)        0.25         0.15

Shares used in computing net (loss) income
   per common share:
     Basic                                        34,717       23,013       11,503
     Diluted                                      34,717       26,943       17,167

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
PEMSTAR Inc.

(In thousands)                                                    Accumulated
                                   Common Stock       Additional    Other       Retained
                                 -------------------    Paid in  Comprehensive  Earnings     Loans to
                                 Shares      Amount     Capital      Loss       (Deficit)  Shareholders     Total
                                 ------    ---------  ---------- -------------  ---------  ------------   ---------
Balance, March 31, 1999          11,270    $     113   $   7,949   $     (32)   $   8,525    $      --    $  16,555
Issuance of common stock in
    employee stock programs       1,565           15       2,410          --           --       (1,855)         570
Issuance of common stock            985           10       4,913          --           --       (1,403)       3,520
Repurchase of common stock           (1)          --          --          --           (6)          --           (6)
Comprehensive income:
    Net income                       --           --          --          --        2,651           --        2,651
    Foreign currency
      translation adjustment         --           --          --        (740)          --           --         (740)
                                                                                                          ---------
    Comprehensive income             --           --          --          --           --           --        1,911
Other                                --           --         123          --           --           --          123
                                 ------    ---------   ---------   ---------    ---------    ---------    ---------
Balance, March 31, 2000          13,819          138      15,395        (772)      11,170       (3,258)      22,673
Issuance of common stock in
    employee stock programs         449            4       1,437          --           --         (200)       1,241
Payments on loans to
    shareholders                     --           --          --          --           --        1,194        1,194
Issuance of common stock          9,316           94      93,805          --           --           --       93,899
Conversion of redeemable stock    4,710           47      26,502          --           --           --       26,549
Comprehensive income:
    Net income                       --           --          --          --        6,683           --        6,683
    Foreign currency
        translation adjustment       --           --          --      (1,527)          --           --       (1,527)
                                                                                                          ---------
    Comprehensive income             --           --          --          --           --           --        5,156
                                 ------    ---------   ---------   ---------    ---------    ---------    ---------
Balance, March 31, 2001          28,294          283     137,139      (2,299)      17,853       (2,264)     150,712
Issuance of common stock in
    employee stock programs       1,271           12       5,782          --           --         (108)       5,686
Payments on loans to
    shareholders                     --           --          --          --           --        1,464        1,464
Issuance of common stock          6,275           63      79,321          --           --           --       79,384
Issuance of common stock
    in connection with
    business acquisitions           861            9       9,991          --           --           --       10,000
Comprehensive (loss) income:
    Net loss                         --           --          --          --      (54,017)          --      (54,017)
    Foreign currency
      translation adjustment         --           --          --         168           --           --          168
                                                                                                          ---------
    Comprehensive loss               --           --          --          --           --           --      (53,849)
                                 ------    ---------   ---------   ---------    ---------    ---------    ---------
Balance, March 31, 2002          36,701    $     367   $ 232,233   $  (2,131)   $ (36,164)   $    (908)   $ 193,397
                                 ======    =========   =========   =========    =========    =========    =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
PEMSTAR Inc.

                                                                         Year ended March 31,
(In thousands)                                                     2002          2001        2000
                                                                 ---------    ---------    ---------
Cash flows from operating activities:
     Net (loss) income                                           $ (54,017)   $   6,683    $   2,651
     Adjustments to reconcile net (loss) income to net
          cash used in operating activities:
          Depreciation                                              18,299       12,097        7,455
          Amortization                                               3,085        1,961        1,281
          Goodwill impairment charge                                24,228           --           --
          Deferred income taxes                                      1,059         (146)      (2,179)
          Gain on sale of property, plant and equipment                (49)        (417)         (42)
          Issuance of stock options for services                        --           --          150
          Other deferred credits                                      (356)        (292)        (571)
          Change in operating assets and liabilities:
               Accounts receivable                                 (12,596)     (41,563)     (23,828)
               Inventories                                          24,986      (43,222)     (22,962)
               Recoverable income taxes                             (3,873)          --        1,889
               Unbilled services                                    (6,622)      (7,804)         698
               Prepaid expenses and other                           (2,318)      (4,816)      (1,041)
               Accounts payable                                      7,554       21,149       15,404
               Accrued expenses and other                              313        2,151          870
                                                                 ---------    ---------    ---------
                    Net cash used in operating activities             (307)     (54,219)     (20,225)
Cash flows used in investing activities:
     (Increase) decrease in restricted cash                         (1,090)          10          155
     Business acquisitions, net of cash acquired                   (24,361)     (21,225)     (39,473)
     Proceeds from sale of property, plant and equipment             2,178        1,073          122
     Purchases of property, plant and equipment                    (37,930)     (42,542)     (13,415)
                                                                 ---------    ---------    ---------
                    Net cash used in investing activities          (61,203)     (62,684)     (52,611)
Cash flows from financing activities:
     Bank overdrafts                                               (13,504)       3,242        8,569
     Proceeds from common stock sales                               79,384       93,899           --
     Proceeds from employee stock sales                              5,686        1,241          802
     Payments on loans to shareholders                               1,464        1,194           --
     Repurchase of common stock                                         --           --           (6)
     Proceeds from private placement offering                           --           --       18,000
     Proceeds from grants                                              550           --           --
     Proceeds from sale and leaseback                                  911        4,060           --
     Principal payments on long-term borrowings                    (60,072)     (94,457)      (4,645)
     Proceeds from long-term borrowings                             54,156      110,968       52,892
     Debt placement costs                                           (1,411)        (635)        (878)
                                                                 ---------    ---------    ---------
                    Net cash provided by financing activities       67,164      119,512       74,734

Effect of exchange rate changes on cash                                (53)         546            2
                                                                 ---------    ---------    ---------
                    Net increase in cash and cash equivalents        5,601        3,155        1,900
Cash and cash equivalents:
     Beginning of year                                               5,882        2,727          827
                                                                 ---------    ---------    ---------
     End of year                                                 $  11,483    $   5,882    $   2,727
                                                                 =========    =========    =========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PEMSTAR Inc.

(In thousands, except per share data)

Note 1.  Nature of Business and Significant Accounting Policies

Business - PEMSTAR Inc. (the "Company) is a leading provider of electronics manufacturing services to original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment sectors. The Company provides its services to customers on a global basis through manufacturing facilities located in North America, Asia, Europe and South America.

Principles of consolidation - The accompanying financial statements include the accounts of the Company, its majority-owned subsidiaries and the Company's share of net earnings or losses of 50 percent or less owned companies accounted for using the equity method. All material intercompany accounts and transactions are eliminated in the consolidated financial statements.

Revenue recognition - Revenue from the sales of products is recognized when the product is shipped to the customer. In limited circumstances, although the physical product remains on the Company's premises at the request of the customer, when title to and risks and rewards of ownership have contractually passed to the customer, revenue is recognized in accordance with the guidance of Staff Accounting Bulletin No. 101. Revenue from design, development and engineering services is recognized when the services are performed and collectibility is reasonably certain. Such services provided under fixed price contracts are accounted for using the percentage of completion method as outlined in SOP 81-1, "Accounting for Performance of Contract-Type and Certain Production-Type Contracts". Revenue recognized in excess of billed amounts under fixed price contracts or unbilled engineering services is classified as unbilled services in the balance sheet.

Cash and cash equivalents - The Company considers all highly liquid debt securities purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost which approximates market value.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market and include freight-in, materials, labor and manufacturing overhead costs.

Property, plant and equipment - Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

                                                          Number of
                                                            Years
                                                          ---------
     Buildings and improvements ........................   4 to 40
     Machinery and equipment ...........................   4 to 7
     Furniture and fixtures ............................   2 to 10
     Computer hardware and software ....................   4

Amortization of assets acquired under capital leases is included with depreciation expense.

Goodwill - Goodwill associated with acquisitions prior to June 30, 2001 is being amortized over 20 years using the straight-line method. In accordance with Statements of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", goodwill acquired after June 30, 2001 is not amortized but is tested annually for impairment. In accordance with SFAS No.142, amortization of goodwill associated with acquisitions prior to June 30, 2001 will be discontinued after March 31, 2002. After March 31, 2002 this goodwill will be tested annually for impairment. Amortization of goodwill in 2002 and 2001 was $2,152 and $1,392, respectively.

Long-lived assets - The Company follows SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets, including goodwill, be reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

Estimated warranty claim - The Company sells its products with a warranty that provides for repairs or replacements of any defective workmanship for a three-month period after the sale. Based upon historical experience, the accrual for warranty claims is not material at March 31, 2002 and 2001.

Foreign currency - For subsidiaries where the U.S. dollar is the functional currency, all foreign currency asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, and intangible assets, which are remeasured at historical rates. Foreign currency income and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts remeasured at historical exchange rates. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For subsidiaries where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into U.S. dollars at end of period exchange rates, and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive income (loss) in stockholders' equity. Assets and liabilities denominated in other than the local currency are remeasured into the local currency prior to translation into U.S. dollars, and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into U.S. dollars at average exchange rates in effect during the period.

Comprehensive income (loss) reflects the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income (loss) represents net income
(loss) adjusted for foreign currency translation adjustments.

Shipping and handling fees - The Company classifies costs associated with shipping and handling fees as a component of cost of goods sold. Customer billings related to shipping and handling fees are reported as net sales.

Income taxes - The Company accounts for income taxes following the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

Research and development - Research and development costs are expensed when incurred and totaled $1,015, $489 and $410 for the years ended March 31, 2002, 2001, and 2000, respectively.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock-based compensation - The Company has adopted the pro-forma disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", and accordingly, accounts for stock options issued to employees using the intrinsic value method of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Compensation expense is recorded on the date stock options are granted only if the current fair market value of the underlying stock exceeds the exercise price of the option.

Net income (loss) per common share - The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic net income (loss) per share is computed based upon the weighted average number of common shares issued and outstanding during each year. Diluted net income (loss) per share amounts assume conversion, exercise or issuance of all potential common stock instruments (stock options as discussed in Note 14 and convertible preferred stock as discussed in Note 12). The following table reflects the components of common shares outstanding in accordance with SFAS No. 128:

                                                          Year ended March 31,
                                                         2002     2001     2000
                                                        ------   ------   ------
   Weighted average common shares outstanding - basic 34,717 23,013 11,503 Effect of dilutive securities:
        Preferred stock conversion ..................       --    1,677    4,144
        Stock options ...............................       --    2,253    1,520
                                                        ------   ------   ------
   Shares used in computing net income
        (loss) per common share - diluted ...........   34,717   26,943   17,167
                                                        ======   ======   ======

New Accounting Pronouncements - In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under these new standards the pooling of interest method is eliminated, the purchase method of accounting on all business combinations completed after June 30, 2001 is required and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based on its fair value. Any impairment charge resulting from the transitional impairment test will be reflected as a cumulative effect of a change in accounting principle. SFAS No. 142 was adopted by the Company as of April 1, 2002. Prior to adopting this standard, the Company evaluated its goodwill under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". As a result of this evaluation, the Company recorded a goodwill impairment charge of $24,228 in fiscal 2002. The Company is currently evaluating whether any additional write-downs in goodwill may be required as a result of implementing the new accounting standard. Application of these standards had or will have the following impact on the Company's consolidated financial statements:

     o Goodwill recorded on acquisitions subsequent to June 30, 2001 of $17,356 in connection with Pacific Consultants LLC and $1,257 in connection with MTS Systems Corporation is not being amortized.

     o Application of the non-amortization provisions of goodwill is expected to result in an annual increase of earnings of approximately $840 in connection with acquisitions consummated prior to June 30, 2001 for which amortization had previously been recorded.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations", for a disposal of a segment of a business. The adoption of this pronouncement is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

Reclassification - Certain prior year amounts have been reclassified to conform with the current year presentation. These reclassifications had no impact on previously reported net income or shareholders' equity.

Note 2.  Acquisitions

In June 1999, the Company acquired Quadrus, Inc., a division of Bell Microproducts, Inc. Quadrus is a provider of electronic manufacturing services to original equipment manufacturers. The purchase price of $34,966 was funded through the issuance of Series B preferred stock in the aggregate amount of $18,000 to certain of the Company's existing investors, with the remaining amount funded by borrowing under the Company's operating line of credit. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired of $12,346 had been recorded as goodwill prior to the remaining unamortized balance of $10,603 being written off in March 2002 as a result of the Company's analysis of impairment.

In August 2000, the Company acquired Turtle Mountain Corporation. Turtle Mountain is an electronics manufacturing service provider for commercial and military customers. The purchase price of $20,638, including liabilities assumed, was funded with proceeds of a term loan of $9,500 with the remainder borrowed under the Company's operating line of credit. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired of $9,680 has been recorded as goodwill and is being amortized over an estimated useful life of 20 years. In September 2001, in connection with the terms of the purchase agreement, the Company was required to pay additional contingent consideration, which had the effect of increasing the purchase price and goodwill by $750.

In May 2001, the Company acquired certain assets and assumed certain liabilities of U.S. Assemblies New England, Inc., which operates through an 85,000 square foot facility located in Taunton, Massachusetts. The purchase price of $14,522, including $1,646 of assumed indebtedness was funded under the Company's operating line of credit. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired of $11,913 was recorded as goodwill prior to the remaining unamortized balance of $11,367 being written off in March 2002 as a result of the Company's analysis of impairment.

In September 2001, the Company purchased the membership interests and business of Pacific Consultants LLC (a provider of electromechanical design and test consulting services). The initial purchase price was approximately $20,642, including common stock valued at $10,000, cash and costs of $6,792, and cash or common stock of $3,850 payable up to two years from the date of the acquisition. The purchase agreement provides for additional adjustment of the purchase price, payable in cash or common stock, up to an additional $40,000, if earnings targets are met for the acquired business in the two years following the close. The transaction was accounted for as a purchase. The excess of the purchase price over the estimated fair value of net assets acquired of $17,356 was recorded as goodwill, which has not been amortized in accordance with SFAS No. 142.

In November 2001, the Company purchased certain assets from MTS Systems Corporation including equipment located in Chaska, Minnesota. The purchase price of $3,647 was funded under the Company's operating line of credit. The transaction was recorded as a purchase. Accordingly, the net assets and operating results have been included in the Company's financial statements from the date of acquisition. The excess of purchase price over the fair value of net assets acquired of $1,257 was recorded as goodwill and has not been amortized in accordance with SFAS No. 142.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition for acquisitions since adoption of SFAS No. 141, the Pacific Consultants LLP and MTS Systems Corporation transactions.

      Current assets .....................................   $  6,585
      Property, plant and equipment ......................      1,178
      Intangible assets not subject to amortization ......        100
      Goodwill ...........................................     18,613
      Current liabilities ................................     (2,235)
      Noncurrent liabilities .............................       (494)
                                                             --------
      Net assets acquired ................................   $ 23,747
                                                             ========

The following unaudited pro forma combined summary statement of operations for the years ended March 31, 2002, 2001 and 2000 was prepared in accordance with APB No. 16 and assumes the acquisitions had occurred at the beginning of the periods presented. The following pro forma data reflect adjustments for interest expense, amortization of goodwill, where applicable, and depreciation of fixed assets. The unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the future results of the Company.

Unaudited Pro Forma Consolidated Statements of Operations

                                                       Year Ended March 31,
                                                    2002       2001       2000
                                                  --------   --------   --------
         Net sales .............................. $674,016   $650,904   $436,891
         Net income (loss) ......................  (53,767)     6,944        218

         Net income (loss) per share - basic .... $  (1.55)  $   0.30   $   0.02
         Net income (loss) per share - diluted ..    (1.55)      0.26       0.01

Note 3.  Accounts Receivable

Accounts receivable consists of the following:

                                                               March 31,
                                                            2002        2001
                                                         ---------    ---------
     Accounts receivable .............................   $ 131,476    $ 107,744
     Less allowance for doubtful accounts ............      (8,724)      (1,234)
                                                         ---------    ---------
                                                         $ 122,752    $ 106,510
                                                         =========    =========

Note 4.  Inventories

Inventories consist of the following:
                                                                March 31,
                                                            2002         2001
                                                         ---------    ---------
     Raw materials ...................................   $  85,587    $  94,971
     Work in process .................................       8,763       11,042
     Finished goods ..................................       5,255        9,562
     Less allowance for inventory obsolescence .......      (6,676)      (2,154)
                                                         ---------    ---------
                                                         $  92,929    $ 113,421
                                                         =========    =========

Note 5.  Property, Plant and Equipment, Net

Property, plant and equipment consists of the following:

                                                               March 31,
                                                           2002         2001
                                                         ---------    ---------
     Land ............................................   $   3,027    $   1,812
     Buildings and improvements ......................      27,362       15,860
     Machinery and equipment .........................      73,046       54,150
     Computer hardware and software ..................      24,091       12,360
     Construction in progress ........................      10,113       11,538
                                                         ---------    ---------
                                                           137,639       95,720
     Less accumulated depreciation ...................     (38,531)     (21,914)
                                                         ---------    ---------
                                                         $  99,108    $  73,806
                                                         =========    =========

Note 6.  Goodwill, Net

Goodwill consists of the following:
                                                               March 31,
                                                            2002         2001
                                                         ---------    ---------
     Goodwill .........................................  $  36,538    $  31,570
     Less accumulated amortization ....................     (1,860)      (2,406)
                                                         ---------    ---------
                                                         $  34,678    $  29,164
                                                         =========    =========

Note 7.  Financing Arrangements

Long-term debt consists of the following:

                                                                                     March 31,
                                                                                  2002        2001
                                                                                --------    --------
Domestic revolving credit facilities, interest at prime plus a margin ranging up to 163 basis points or LIBOR plus a margin ranging from 175 to 350
    basis points (6.39% at March 31, 2002 and 8.91% at March 31, 2001) ......   $ 61,947    $ 61,200
Foreign revolving credit facilities, interest rates ranging from 5.36%
    to 5.85% or LIBOR plus a margin of 150 basis points (5.5% at March
    31, 2002 and 7.0% at March 31, 2001) ....................................      3,283       1,597
Note payable, paid in full during fiscal 2002 ...............................         --       8,500
Notes payable bearing interest ranging from 6.8% to 10.8%, due in monthly payments of principal and interest of $145 through September 2003 and $90 through December 2006, with a balloon payment of $790 due October
    2003. The Company has an option to extend the balloon payment for 24
    months. The notes are secured by equipment ..............................      7,662       3,855
Foreign notes payable, interest 2.8% due June 2002 ..........................      6,894       2,742
Bonds payable to the City of Rochester with variable interest rates ranging from 1.85% to 2.10%, interest due monthly. Annual
    principal payments ranging from $155 to $575 are due through June 2018 ..      4,445       4,990
Other .......................................................................      1,108       1,293
                                                                                --------    --------
                                                                                  85,339      84,177
Less current maturities .....................................................    (13,999)     (9,041)
                                                                                --------    --------
                                                                                $ 71,340    $ 75,136
                                                                                ========    ========

Payment of the bonds is secured by irrevocable letters of credit in favor of the trustee in the amount of $5,081 expiring August 2003. The Company is required to maintain letters of credit sufficient to pay all outstanding principal and interest under the bonds. Interest on the bonds is variable and is payable monthly until, at the option of the Company with the consent of US Bank, the rate is fixed (conversion date). In the event the Company exercises its option to convert the interest rate on the bonds from a variable rate to a fixed rate, a remarketing agent, currently FBS Investment Services, Inc., shall determine the fixed rate in accordance with a remarketing agreement. Upon exercise of this option, a mandatory tender shall occur on which date the bonds are called and reissued. Prior to the conversion date, the holders of the bonds may require the trustee to purchase the bonds at a price equal to the principal amount thereof plus accrued interest thereon. Upon presentation for redemption, the remarketing agent will attempt to resell the bonds at a price that is not less than par. Bond sinking funds and proceeds from the bonds, to the extent unused, are reported as restricted cash.

Aggregate maturities of long-term debt are as follows:

       Year ending March 31:
             2003 ..........................................   $13,999
             2004 ..........................................    63,931
             2005 ..........................................     1,421
             2006 ..........................................     1,287
             2007 ..........................................     1,166
             Thereafter ....................................     3,535
                                                               -------
                                                               $85,339
                                                               =======

The Company has Revolving Credit Facilities with IBM Credit Corporation and US Bank totaling $80,000 ($65,000 - " Revolver A" and $15,000 - "Revolver B", respectively) for revolving credit loans and letters of credit which expire on Revolver A - June 2003 and Revolver B - June 2004. Advances under the Revolving Credit Facilities, which are limited to the lesser of the facility amount or the available borrowing base calculated as a percentage of eligible accounts receivable and inventory balances, bear interest at prime or LIBOR plus a margin depending on the ratio of consolidated senior debt to EBITDA. The Company is obligated to pay a monthly fee of

0.25% to 0.375% on the unused portion of the facilities. The Revolving Credit Facilities are collateralized by substantially all domestic non-real estate assets of the Company. The lender for Revolver A is also a major customer of the Company. In addition, the Company has letters of credit totaling $8,907 outstanding as of March 31, 2002. Restricted cash balances of $946 relate to certain letters of credit outstanding at March 31, 2002. The financing arrangements are subject to certain covenants that require the Company to maintain certain financial ratios, including minimum liquidity and debt coverage, and limit investments and cash distributions.

The Company also has separate available lines of credit in certain foreign locations totaling $8,090, due at various dates through March 2003. Advances under these lines of credit bear interest at fixed and variable rates ranging from 2.8% to 5.9% at March 31, 2002. The lines of credit are secured by certain foreign inventory, receivables, fixed assets and corporate guarantee of the Company, in one instance.

Notes payable totaling $869 are subordinated to the Revolving Credit Facilities. These notes require the maintenance of restricted cash balances shown as $477 and $459 in restricted cash and $198 and $240 in other assets at March 31, 2002 and 2001, respectively.

Note 8.  Other Income (Expense) - Net

The other income and expense consists of the following:

                                                    Year Ended March 31,
                                                   2002    2001     2000
                                                   -----   -----    -----

Foreign currency gains .........................   $ 691   $ 507    $ 243
Minority interest in net (income)/loss of
  consolidated subsidiaries.....................      --      84     (191)
Net other income (expense) .....................     138     376     (126)
                                                   -----   -----    -----
                                                   $ 829   $ 967    $ (74)
                                                   =====   =====    =====

Note 9.  Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, and accounts receivable and payable approximate fair value due to the short-term maturity of these instruments. The carrying amount of the Company's revolving line of credit and long-term notes approximate fair value because the majority of the amounts outstanding accrue interest at variable rates.

Note 10.  Commitments and Contingencies

The Company has various capital and operating leases which expire on various dates through 2013. Future minimum payments under both capital leases and operating leases are as follows:

                                                       Capital      Operating
      Year Ending March 31,                            Leases        Leases
                                                       -------      --------
          2003 .....................................   $12,219      $ 12,628
          2004 .....................................     2,668        10,077
          2005 .....................................       673         7,874
          2006 .....................................         -         7,055
          2007 .....................................         -         4,226
          Thereafter ...............................         -        10,077
                                                       -------      --------
      Total minimum lease payments .................    15,560      $ 51,937
      Less amount representing interest ............    (1,573)     ========
                                                       -------
      Present value of minimum lease payment .......    13,987
      Less current portion .........................   (10,865)
                                                       -------
                                                       $ 3,122
                                                       =======

Property, plant and equipment includes the following amounts for capitalized leases:

                                                              March 31,
                                                           2002        2001
                                                         --------    --------
     Machinery and equipment .........................   $ 14,154    $ 12,294
     Furniture and fixtures ..........................        649         645
     Computer hardware and software ..................      8,328       5,049
                                                         --------    --------
                                                           23,131      17,988
     Less accumulated depreciation ...................     (6,085)     (3,479)
                                                         --------    --------
                                                         $ 17,046    $ 14,509
                                                         ========    ========


Total rent expense recognized under operating leases for the years ended March 31, 2002, 2001 and 2000 totaled $10,039, $5,175 and $3,027, respectively.

    Note 11.  Income Taxes

Income (loss) before income taxes consisted of the following:

                                                    Year ended March 31,
                                                2002        2001       2000
                                              --------    --------   --------
     Domestic .............................   $(57,885)   $  3,403   $  2,485
     Foreign ..............................      1,942       4,716        864
                                              --------    --------   --------
                                              $(55,943)   $  8,119   $  3,349
                                              ========    ========   ========

The provision for income taxes consisted of the following:

                                                    Year ended March 31,
                                                 2002       2001       2002
                                                -------    -------    -------
     Current:
           Domestic ........................    $(5,638)   $ 2,500    $ 2,378
           Foreign .........................      2,653       (918)       499
                                                -------    -------    -------
                                                 (2,985)     1,582      2,877
     Deferred:
           Domestic ........................      2,418     (1,247)    (1,678)
           Foreign .........................     (1,359)     1,101       (501)
                                                -------    -------    -------
                                                  1,059       (146)    (2,179)
                                                -------    -------    -------
                                                $(1,926)   $ 1,436    $   698
                                                =======    =======    =======

A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows:

                                                    Year ended March 31,
                                                2002        2001        2000
                                              --------    --------    --------
     Computed  "expected" tax rate .........  $(19,021)   $  2,761    $  1,139
     Increase (decrease) in income taxes
        resulting from:
           State taxes, net of credits and
              federal income tax benefit ...    (1,608)        105        (289)
           Benefit of foreign sales/
              extraterritorial income
              exclusion ....................      (291)       (244)         --
           Foreign taxes ...................    (7,896)     (1,284)       (296)
           Valuation allowance .............    26,962          --          --
           Other ...........................       (72)         98         144
                                              --------    --------    --------
                                              $ (1,926)   $  1,436    $    698
                                              ========    ========    ========

A summary of deferred tax assets and liabilities is as follows:

                                                                 March 31,
                                                             2002        2001
                                                           --------    --------
     Deferred tax assets:
           Allowance for doubtful accounts .............   $  2,694    $    456
           Allowance for inventory obsolescence ........      1,667         700
           Goodwill ....................................      7,914          --
           Deferred revenue ............................        886         730
           Domestic net operating losses ...............      5,476          --
           State tax credits ...........................      1,142         866
           Foreign expenses for book purposes ..........      1,539
           Foreign net operating losses ................     11,025       1,002
           Other .......................................        633         557
                                                           --------    --------
        Total deferred tax assets ......................     32,976       4,311
     Deferred tax liabilities:
           Accelerated depreciation ....................     (1,477)       (300)
           Foreign expenses accelerated for tax purposes     (2,878)     (1,611)
           Other .......................................       (503)       (185)
                                                           --------    --------
        Total deferred tax liabilities .................     (4,858)     (2,096)
     Valuation allowance:
           Domestic ....................................    (18,432)         --
           Foreign .....................................     (8,530)         --
                                                           --------    --------
        Total valuation allowance ......................    (26,962)         --
                                                           --------    --------

     Net deferred tax assets ...........................   $  1,156    $  2,215
                                                           ========    ========

No provision has been made for U.S. income taxes related to undistributed earnings of foreign subsidiaries, which are intended to be permanently reinvested. The Company has approximately $22,451 of domestic net operating loss carryforwards, which will expire in 2022. Of this $22,451 carryforward total, $8,455 will result in tax benefits that will not reduce tax expense on current earnings, but rather will increase additional paid-in-capital. The Company has approximately $8,123 of foreign net operating loss carryforwards that have an unlimited carryforward period, and foreign net operating loss carryforwards of $25,141 that will expire from 2011 to 2012. The state tax credit carryforwards of $1,730 expire at varying dates through 2016. The foreign tax expense in China was decreased by $231 ($0.02 and $0.01 per share on a basic and diluted basis, respectively) in fiscal 2000 by $480 ($.02 and $.02 per share on a basic and diluted basis, respectively) in fiscal 2001 and by $323 ($.01 and $.01 per share on a basic and diluted basis, respectively) in fiscal year 2002 as a result of the benefit of a tax holiday. This holiday ran at 50% relief of the normal 15% income tax rate through December 31, 2000, and will continue at the 7.5% rate thereafter through December 31, 2002. The foreign tax expense in Singapore was decreased by $774 ($.02 and $.02 per share on a basic and diluted basis, respectively) in fiscal 2002, as the result of the benefit of a tax holiday. This holiday will continue at full relief of the normal 24.5% income tax rate through March 31, 2005.

Note 12.  Mandatory Redeemable and Convertible Preferred Stock

The Company has authorized 5,000 shares of $0.01 par value preferred stock. As of March 31, 2000, 667 shares, of which 570 were outstanding, were designated as Series A, and 1,000 shares were designated and outstanding as Series B. The preferred stock was automatically converted into 4,710 shares of common stock at conversion prices of $5.00 per share for Series A and $6.00 per share for Series B for upon the completion of the Company's initial public offering in August 2000.

Note 13.  Geographic and Concentration of Credit Risk Information

The Company derives its revenue from one reportable segment, electronic manufacturing services. The Company classifies sales geographically based upon country from which the final product is delivered. The following is a summary of net sales and long-lived assets by geographic location:

                                                       Year Ended March 31,
                                                    2002       2001       2000
                                                  --------   --------   --------
     Net sales:
         Americas ............................    $478,965   $529,907   $318,616
         Asia ................................     128,602     72,982     44,314
         Europe ..............................      49,926     32,418     30,912
                                                  --------   --------   --------
                                                  $657,493   $635,307   $393,842
                                                  ========   ========   ========
     Long-lived assets:
         Americas ............................    $ 94,590   $ 67,018   $ 42,463
         Asia ................................      40,757     33,860     10,421
         Europe ..............................       3,009      5,033      4,124
                                                  --------   --------   --------
                                                  $138,356   $105,911   $ 57,008
                                                  ========   ========   ========

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Sales of the Company's products are concentrated among specific customers in the same industry. The Company generally does not require collateral. The Company considers concentrations of credit risk in establishing the allowance for doubtful accounts and believes the recorded amount is adequate.

Customers that accounted for more that 10% of consolidated net sales are as follows:

                                                    Year Ended March 31,
                                             2002           2001           2000
                                             ----           ----           ----
     Customer A ..........................   24.8%           23.0%         37.0%
     Customer B ..........................   14.0            16.0          15.0
     Customer C ..........................    5.9            11.0           4.8

As of March 31, 2002 and 2001, receivables from these customers represented 38% and 29% of total accounts receivable, respectively.

Note 14.  Shareholders' Equity

In August and September of 2000, the Company sold 9,280 shares in an initial public offering from which the Company received net proceeds of $93,617. In June 2001, the Company sold 6,275 shares in a follow-on public offering from which the Company received net proceeds of $79,384.

The Company has 498 shares of common stock available for grant or sale to board members and employees under incentive stock option and purchase plans approved by shareholders. Current exercisable options are granted at prices equal to the fair market value on the dates of grant. All options are exercisable over a ten-year period.

Grants under stock option plans are accounted for using APB No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under these stock option plans since the exercise price equaled the fair market value of the stock on the date of grant. Had compensation cost for stock option grants been based on the grant date fair values of awards (the method described in SFAS No. 123), reported net income would have been reduced to the pro forma amounts reported below.

                                                         Year Ended March 31,
                                                   2002        2001     2000
                                                 --------    -------   -------
      Net income (loss):
          As reported .........................  $(54,017)   $ 6,683   $ 2,651
          Pro forma ...........................   (56,836)     4,207    (4,499)
      Basic earnings (loss) per share:
          As reported .........................  $  (1.56)   $  0.29   $  0.23
          Pro forma ...........................     (1.64)      0.18     (0.39)
      Diluted earnings (loss) per share:
          As reported .........................  $  (1.56)   $  0.25   $  0.15
          Pro forma ...........................     (1.64)      0.16     (0.39)

The fair value of each option grant has been estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions: dividend rate of 0% for all years; risk-free interest rates of 5.42%, 5.70% and 6.13% for 2002, 2001 and 2000, respectively, volatility factor of expected market price of our common stock of 0.8, 1.4 and 0.5 for 2002, 2001 and 2000, respectively, and expected lives of ten years.

Following is a summary of stock option activity for the fiscal years ended March 31:

                                                                     Year Ended March 31,
                                                     2002                2001              2000
                                               -----------------  -----------------  -----------------
                                                        Weighted           Weighted           Weighted
                                                         Average            Average            Average
                                                        Exercise           Exercise           Exercise
                                               Shares    Price    Shares    Price    Shares    Price
                                               ------   --------  ------   --------  ------   --------
       Outstanding, beginning of year .......   4,419   $ 5.93    3,845    $ 3.91     2,173    $1.40
       Granted ..............................     704    11.30    1,189     11.44     3,269     4.39
       Exercised/forfeited ..................  (1,658)    5.05     (615)     3.96    (1,597)    1.47
                                               ------            ------              ------
       Outstanding, end of year .............   3,465     7.44    4,419      5.93     3,845     3.91
                                               ======            ======              ======
       Exercisable, end of year .............   2,074     5.49    3,081      5.08     3,029     4.18
       Weighted average fair value per
         share of options granted during
         the year ...........................  $ 9.38        -   $10.92         -    $ 2.35        -

At March 31, 2002, the options outstanding have average remaining contractual lives and exercise prices as follows:

          Shares       Average Contractual Life        Exercise Price
          ------       ------------------------        --------------
          1,971               7.1 years                 $0.33 - $5.00
            371               9.3 years                 $5.01 - 10.99
            745               8.3 years                   $11.00
            378               9.2 years                $11.01 - 23.31

As of March 31, 2002 and 2001, the Company had loans outstanding to shareholders in connection with the exercise of stock options for the purchase of 176 shares and 378, respectively. Loans totaling $200, $108 and $600 are due in December, 2002, November, 2003 and March, 2005, respectively, and bear interest at 2.71% to 6.01%. The loans are secured by the shares of common stock purchased for full recourse against the respective shareholder's personal assets.

Note 15.  Employee Benefit Plans

Retirement Plans

The Company sponsors various employee retirement savings plans that allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants' contributions and/or provide employer contributions based on the Company's performance and other factors. Employer contributions for the years ended March 31, 2002, 2001 and 2000 totaled, $1,366, $1,063 and $413, respectively.

The Company sponsors a defined benefit retirement plan program at its Netherlands facility. As of March 31, 2002, the fair value of the plan assets and projected benefit obligations were $3,773 and $3,511, respectively. Expenses associated with this plan totaled $122 and $295 for the years ended March 31, 2002 and 2001, respectively.

Employee Stock Purchase Plan

During 2001, the Company established an employee stock discount purchase plan that provides for the sale of up to 500 shares of the company's stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85 percent of the market value of the Company's common stock at the date of purchase, as defined. During the years ended March 31, 2002 and 2001, 135 and 36 shares of common stock were issued to employees pursuant to this plan. The weighted average fair value of shares sold in 2002 and 2001, was $10.06 and $7.85.

    Note 16.  Supplemental Cash Flow Information

                                                                                    Year Ended March 31,
                                                                                   2002      2001      2000
                                                                                  -------   -------   -------
     Supplemental disclosures for cash flow information:
        Cash payments for:
            Interest ..........................................................   $ 7,234   $ 7,344   $ 3,555
            Income taxes ......................................................     1,812     1,797     1,197
     Supplemental schedule of non-cash investing and financing activities:
        Property and equipment acquired through capital lease agreements ......   $ 5,230   $11,166   $ 2,514
        Purchase of minority interest in consolidated subsidiary through issuance of common stock (acquired 30% and 25% interests by issuing
            783 and 653 shares in August, 1998 and January, 2000,
            respectively) .....................................................        --        --     3,263
        Common stock issued to acquire Pacific Consultants LLC ................    10,000        --        --

Note 17.  Cash Requirements

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred an operating loss of approximately $49,700 for the year ended March 31, 2002, which included approximately $24,228 as a result of a goodwill impairment charge in the fourth quarter. The Company continues to evaluate its operations and has implemented certain restructuring activities prior to and subsequent to its fiscal year end to improve its operating results. Although the operating loss for fiscal 2002 was not unexpected given the downturn in the economy after September 11, 2001 and the resultant impact on several large customers of the Company in certain industry sectors, the Company's ability to continue to fund it operations and to grow the business depends on its ability to generate additional cash from operations or obtain additional sources of funds for working capital.

The domestic revolving credit facilities require the Company to maintain certain financial covenants for which the Company was not in compliance at December 31, 2001. The Company was successful in obtaining waivers for the violations; however, there is no assurance that such waivers, if needed, will be available from the Company's lenders in the future. The Company, subsequent to year end, has renegotiated its financial covenants pertaining to the revolving credit facilities with the lenders in conjunction with its fiscal 2003 operating plan. The Company's operating plan includes the continued implementation of its restructuring program initiated toward the end of its

2002 fiscal year to further improve the operating performance as well as initiatives to reduce specific cash expenditures related to general and administrative expenses.

The Company is dependent upon achieving certain revenue and expense targets in their fiscal 2003 operating plan. The Company expects to meet its financial projections for the 2003 fiscal year and, if necessary, to continue to secure additional financing from its lenders or sell additional Company equity securities; however, there can be no assurance that such funding can be obtained.

Subsequent to year end, the Company entered in a Securities Purchase Agreement (the Agreement) with two investors under which the Company agreed to sell, in a private placement, up to $50,000 of 6 1/2% convertible senior subordinated notes together with related seven year warrants to purchase shares of the Company's common stock. Each issuance of notes will include warrants which provide for 30% warrant coverage with an exercise price equal to the applicable conversion price of the respective note issuance. In May 2002, the Company advanced $5,000 of notes under the terms of the Agreement with a conversion price of $2.28 and related seven year warrants to purchase 1,000 shares of the Company's common stock at an exercise price of $2.00 per share. Management was also successful in obtaining a credit facility with a foreign bank for borrowings of up to approximately $6,200 in June 2002.

In addition, in June 2002 the Company reached agreement with a customer to recover approximately $10,400 for inventories purchased by the Company under certain customer purchase orders for expected production requirements, which were subsequently revised or cancelled resulting in excess inventory quantities. Under terms of the agreement, the Company will receive payment for these inventories in July 2002.

Management believes that as a result of the restructuring actions it has taken to reduce cash expenditures, the efforts it continues to make to increase revenues from continuing customers as well as successful efforts to generate new customers in various industry sectors, the renegotiated covenants it has obtained under its revolving credit facilities, as well as the new agreements it has reached to provide additional borrowing capacity, it will meet its fiscal 2003 financial plan. Management further believes that the reduction in expense will not have a material adverse impact on its revenue growth.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders.
PEMSTAR Inc.

We have audited the accompanying consolidated balance sheets of PEMSTAR Inc. as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles use and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PEMSTAR Inc. at March 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                       /s/ Ernst & Young LLP

                                       Ernst & Young LLP

Minneapolis, Minnesota
May 13, 2002, except for Note 17,
    as to which the date is June 28, 2002

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
PEMSTAR Inc.

The following table sets forth unaudited quarterly financial information of PEMSTAR for the quarterly periods in fiscal 2002 and 2001. Historically, we have experienced some seasonal variation in net sales, with net sales typically being highest in the quarter ended December 31 and lowest in the quarter ended March
31. This seasonal variation reflects the order patterns of our largest customers, who typically order a higher proportion of their annual production in their final fiscal quarter. This variation may be offset in part by internal growth and acquisitions. This information has been derived from our monthly consolidated financial statements which are unaudited, but, in the opinion of management, fairly represent our financial performance. This information should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this report. The operating results for any previous quarter are not necessarily indicative of results for any future period.

Quarter Ended
(In thousands, except per share    Mar. 31,    Dec. 31,   Sept. 30,   June 30,    Mar. 31,    Dec. 31,     Sept. 30,   June 30,
data)                                2002       2001        2001        2001        2001        2000         2000        2000
Net Sales ......................   $145,686    $171,223   $173,380    $167,204    $184,435    $184,366     $143,902    $122,604
Cost of goods sold .............    147,147     170,202    158,343     151,765     167,728     168,319      132,535     112,696
                                   --------    --------   --------    --------    --------    --------     --------    --------
Gross profit ...................     (1,461)      1,021     15,037      15,439      16,707      16,047       11,367       9,908

Selling, general and
  administrative expenses ......     13,523      19,303     10,395      10,130      11,597      10,187        8,062       7,520
Amortization ...................        636         522        516         478         568         547          503         343
Goodwill impairment charges ....     24,228           -          -           -           -           -            -           -
                                   --------    --------   --------    --------    --------    --------     --------    --------
Operating (loss) income ........    (39,848)    (18,804)     4,126       4,831       4,542       5,313        2,802       2,045

Other income (expense) - net ...       (111)        528        194         217         752         176          275        (236)
Interest expense (benefit) .....     (1,991)     (1,589)    (1,491)     (2,006)     (2,165)     (1,900)      (1,622)     (1,863)
                                   --------    --------   --------    --------    --------    --------     --------    --------
Income (loss) before income taxes   (41,950)    (19,865)     2,829       3,042       3,129       3,589        1,455         (54)
Income tax expense (benefit) ...      5,018      (7,332)      (143)        530         336         954          349        (203)
                                   --------    --------   --------    --------    --------    --------     --------    --------
Net (loss) income ..............   $(46,968)   $(12,533)  $  2,972    $  2,512       2,793    $  2,635     $  1,106    $    149
                                   ========    ========   ========    ========    ========    ========     ========    ========

Net (loss) income per common
  share:
     Basic .....................     $(1.28)    $(0.34)       $0.08      $0.08       $0.10        $0.09       $0.05       $0.01
     Diluted ...................      (1.28)     (0.34)        0.08       0.08        0.09         0.09        0.04        0.01

MARKET FOR PEMSTAR'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS
PEMSTAR Inc.

Market Information

Our common stock has been quoted on the Nasdaq National Market under the symbol "PMTR" since our initial public offering of common stock in August 2000. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported on the Nasdaq National Market.

                                                        High     Low
                                                       ------   ------
     Fiscal 2001:
        Second Quarter (beginning August 8, 2000)...   $25.88   $11.22
        Third Quarter ..............................   $20.00   $ 5.50
        Fourth Quarter .............................   $15.25   $ 6.25

     Fiscal 2002:
        First Quarter ..............................   $15.00   $ 6.38
        Second Quarter .............................   $18.55   $ 9.06
        Third Quarter ..............................   $16.48   $ 9.94
        Fourth Quarter .............................   $13.98   $ 8.36

     Fiscal 2003:
        First Quarter (through June 25, 2002) ......   $ 9.68   $ 1.31

Holders

     As of June 25, 2002, our common stock was held by approximately 1,007 shareholders of record and was selling at $1.33 per share.

Dividends

     We have never declared or paid any dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business.

                                  PEMSTAR INC.
                           3535 Technology Drive N.W.
                               Rochester MN 55901

                         Annual Meeting of Shareholders
                                  July 25, 2002
                                  4:00 p.m. CST

                                  PEMSTAR INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated July 1, 2002, revoking all prior proxies, hereby appoints Allen J. Berning and Linda U. Feuss, and each of them, with the power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pemstar Inc. (the "Company") to be held on July 25, 2002, at 4:00 p.m. Central Standard Time, and at all adjournments thereof, as specified below on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees for director named in item 1, FOR the approval of the potential issuance of all shares of common stock issuable under, or as interest on, our 6 1/2% Convertible Notes and Related Warrants to the extent such issuance would require shareholder approval under the rules of The Nasdaq Stock Market, FOR the approval of the Pemstar Inc. 2002 Stock Option Plan, FOR the approval of the amendments to the Pemstar Inc. 2000 Employee Stock Purchase Plan, FOR the ratification of the selection of Ernst & Young LLP as the Company's independent public accountants and in the discretion of the named proxies on all other matters.


            (continued and to be dated and signed on the other side)

1. PROPOSAL TO ELECT    [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY to
   THREE CLASS 2            listed below             vote for all nominees
   DIRECTORS                (Except as marked        listed below
                            to the contrary
                            below)

Nominees:  01. Kenneth E. Hendrickson, 02. Thomas A. Burton, 03. Michael Odrich

Instruction: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.

2. APPROVAL OF THE POTENTIAL ISSUANCE OF ALL SHARES OF COMMON STOCK ISSUABLE UNDER, OR AS INTEREST ON, OUR 6 1/2% CONVERTIBLE NOTES AND RELATED WARRANTS TO THE EXTENT SUCH ISSUANCE WOULD REQUIRE SHAREHOLDER APPROVAL UNDER THE RULES OF THE NASDAQ STOCK MARKET.


                   FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

3. APPROVAL OF THE PEMSTAR INC. 2002 STOCK OPTION PLAN.

                   FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

4. APPROVAL OF THE AMENDMENTS TO THE PEMSTAR INC. 2000 EMPLOYEE STOCK PURCHASE PLAN.

                   FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

5. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2003

                   FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box  [ ] Indicate changes below

                                    Dated: ____________________________________

                                    ___________________________________________

                                    ___________________________________________

                                    Signature(s) in Box

                                    Please sign exactly as name appears below.
                                    When Shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.